EXECUTION COPY

PURCHASE AND SALE AGREEMENT

between

SOUTHERN UNION COMPANY

and

NATIONAL GRID USA

Dated as of February 15, 2006

TABLE OF CONTENTS

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LIST OF EXHIBITS

Exhibit 6.6	Transition Services
Exhibit 8.1(d)	Litigation Support Agreement
Exhibit 10.1	Employee Agreement

LIST OF SCHEDULES
Schedule 1.1(a)	Base Statement
Schedule 1.1(b)	Certain Excluded Assets
Schedule 1.1(c)	Permits
Schedule 2.2	Assumed Proceedings
Schedule 4.3	Buyer’s Governmental and Other Required Consents
Schedule 5.2	Seller’s Authority
Schedule 5.3	Seller’s Governmental and Other Required Consents
Schedule 5.5(a)	Encumbrances
Schedule 5.5(b)	Easements
Schedule 5.6	Financial Statements
Schedule 5.7	Compliance with Legal Requirements; Governmental Permits
Schedule 5.8	Legal Proceedings; Outstanding Orders
Schedule 5.9	Taxes
Schedule 5.10	Intellectual Property
Schedule 5.12	Material Contracts
Schedule 5.13(a)	Employee Plans
Schedule 5.13(j)	Post-Retirement Welfare Benefits
Schedule 5.13(l)	Severance or Other Compensation
Schedule 5.14(a)	Labor Agreements
Schedule 5.14(b)	Labor Matters
Schedule 5.14(c)	Labor Complaints
Schedule 5.15	Environmental Matters
Schedule 5.16	Absence of Certain Changes or Events
Schedule 5.17	Regulatory Matters
Schedule 5.18	Brokers
Schedule 5.20	Seller’s Insurance
Schedule 5.21	Absence of Undisclosed Liabilities
Schedule 5.22(a)	Sufficiency of Assets
Schedule 5.22(b)	.Location of Assets
Schedule 6.1	Conduct of the Business Prior to the Closing Date
Schedule 6.2(c)	Seller Guarantees and Surety Instruments
Schedule 6.7	Leased Assets
Schedule 6.12(a)	Renewal or Extension of Collective Bargaining Agreement
Schedule 6.12(b)	Early Renewal or Extension of Collective Bargaining Agreement

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 15th day of February, 2006, by and between SOUTHERN UNION COMPANY, a Delaware corporation (“Seller”), and NATIONAL GRID USA, a Delaware corporation (“Buyer”). Capitalized terms used herein shall have the meanings ascribed to them in Article I, unless otherwise provided.

W I T N E S S E T H :

WHEREAS, Seller or a Subsidiary owns all of the Assets and Seller owns, directly or indirectly, all of the capital stock of each Subsidiary; and

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Assets owned by Seller and the capital stock of each Subsidiary, subject in all respects to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Certain Defined Terms.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliates” or “Affiliated Entities” — shall have the following meaning: entities shall be deemed “Affiliated” as to each other to the extent (i) one of the entities directly or indirectly controls the other, or the direct or indirect control of one of the entities is exercised by the officers, directors, stockholders, or partners of the other entity (whether or not such persons exercise such control in their capacities as officers, directors, stockholders, or partners) or (ii) is deemed to be an Affiliate under existing statutes or regulations of the SEC.

“Assets” — means all of the assets, properties, rights, claims, contracts and interests of every type and description, real, personal or mixed, tangible and intangible, owned by Seller, directly or indirectly through any Subsidiary or any Affiliate of Seller, and relating primarily to the Business other than the Excluded Assets.

Without in any way limiting or expanding the foregoing, the Assets shall include all right, title and interest of Seller and its Affiliates in, to and under the following:

(a)	all Real Property;

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(b)
all tangible personal property, including machinery, mobile and immobile equipment, furniture, furnishings, vehicles, tools, tooling, dies, stores, parts, supplies and other tangible personal property that is either (x) located on the Real Property or (y) primarily related to the Business;

(c)
the Assumed Contracts, including all rights to receive goods and services purchased pursuant to such Contracts and to assert claims and take other actions in respect of breaches or other violations thereof;

(d)
all Permits (to the extent transferable) held by Seller or any of its Affiliates that are used, required or necessary for the lawful ownership or operation of the Business (including the Permits listed on Schedule 1.1(c));

(e)	any intellectual property owned by any Subsidiary;

(f)	all books and records relating primarily to the Business;

(g)	all rights under express or implied warranties relating primarily to the Business from suppliers to the Business;

(h)	inventory related primarily to the Business;

(i)	prepaid expenses, advance payments, deposits and prepaid items, including prepaid interest and deposits with lessors, suppliers or utilities, which relate primarily to the Business;

(j)
accounts receivable arising out of the conduct of the Business, including any payments received by Seller or any of its Affiliates with respect thereto after the Closing Date, and unpaid interest accrued on any accounts receivable and any security or collateral relating thereto;

(k)
promotional and advertising materials relating primarily to the Business, including all catalogs, brochures, plans, customer lists, supplier lists, manuals, handbooks, equipment and parts lists, and dealer and distributor lists, to the extent that any of the foregoing materials do not include the name “Southern Union”, “Southern”, “SU” or “SUG”; provided, however, that Buyer shall be entitled to copies of any such excluded materials, and shall be entitled to use any such excluded materials provided that Buyer covers or removes such retained names from such materials;

(l)
all rights, privileges, claims, demands, causes of action, claims in bankruptcy, indemnification agreements with, and indemnification rights against, third parties, warranty claims (to the extent transferable), offsets and other claims relating primarily to the Business;

(m)	any and all goodwill associated primarily with the Business; and

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(n)
the confidentiality agreements entered into by or on behalf of Seller or any of its Affiliates in connection with the sale of the Business or related to any third party bid to purchase all or any part of the assets of the Business (collectively, the “Sales Process Confidentiality Agreements”).

“Assumed Contract”— means any Contract to which Seller or any of its Affiliates is a party that relates primarily to the Business, other than Contracts included in Excluded Assets and listed on Schedule 1.1(b).

“Assumed Environmental Liabilities”— means all Environmental Liabilities of Seller or any Subsidiary relating to the Business or the Assets, whether arising or relating to the period before or after the Closing, other than the Retained Environmental Liabilities.

“Assumed Indebtedness”— means all debt issued under the Indenture, dated as of January 1, 1922 between Seller (as successor to The Providence Gas Company), and U.S. Bank Trust Company, National Association (as successor to Rhode Island Hospital Trust Company), as Trustee, and all indentures supplemental thereto.

“Base Statement”— means the statement as to the Working Capital of the Business as of September 30, 2005 set forth in Schedule 1.1(a).

“Business”— means the business and operations conducted in Rhode Island by Seller and the Subsidiaries, including:

(a)
the regulated and non-regulated gas distribution business conducted in Rhode Island by Seller through New England Gas Company and the provision of related services and products and the engagement in related activities, including agreements as to appliances and other equipment installed or serviced in Rhode Island by Seller through New England Gas Company; and

(b)	all activities conducted by any of the Subsidiaries, including the appliance and equipment installation and servicing businesses.

“Business Day”— means any day that is not a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“CERCLA” — means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended.

“Claim Notice”— means a written notice of a claim given by a party seeking indemnification pursuant to the terms of this Agreement that specifies in reasonable detail the nature of the Losses and the estimated amount of such Losses (in each case to the extent known).

“Confidentiality Agreement” — means that certain confidentiality agreement dated as of January 31, 2006, between Buyer and Seller.

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“Consent”— means any approval, consent, ratification, waiver, clearance or other authorization from any Person.

“Contract”— means any agreement, contract, document, note, bond, indenture, mortgage, deed of trust, lease, sublease, instrument, obligation, promise or undertaking (whether written or oral) that is legally binding, including Easements.

“Current Assets”— means the current Assets (other than Excluded Assets) of the Business as reflected in the categories set forth on the Base Statement as of the relevant date of determination and prepared in accordance with Schedule 1.1(a).

“Current Liabilities” — means the current Assumed Liabilities of the Business as reflected in the categories set forth on the Base Statement as of the relevant date of determination and prepared in accordance with Schedule 1.1(a).

“Easements” — means all easements, rights of way, Permits, prescriptive rights and other ways of necessity, whether or not of record, relating to real property.

“Encumbrance”— means any charge, adverse claim, lien, option, encumbrance, mortgage, pledge or security interest.

“Environmental Claim”— means any and all written administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, investigations, proceedings or notices of noncompliance or violation by any third party (including any Governmental Body) alleging potential liability (including potential liability for enforcement, investigatory costs, damages, Losses, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location operated, leased or managed by Seller or any Subsidiary; (b) any violation of any Environmental Law; or (c) the storage, transportation, treatment, disposal, discharge, recycling or Release of Hazardous Materials at any location other than any location operated, leased or managed by Seller or any Subsidiary.

“Environmental Law” — means any Order or Legal Requirement relating to pollution or protection of human health or the environment or natural resources, including those relating to (a) emissions, discharges, Releases or threatened Releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), and (b) the treatment, storage or disposal of Hazardous Material.

“Environmental Liability”— means any liability, responsibility or obligation arising out of or relating to:

(a)
the presence of any Hazardous Material in the fixtures, structures, soils, groundwater, surface water or air on, under or about or emanating from the Assets and properties, in each case currently or formerly used, operated, owned, leased, controlled,

(b)	possessed, occupied or maintained by a Person (including predecessors-in-interest to such Person) and any such Hazardous Material emanating to adjoining or other properties;

(c)
the storage, disposal, Release, threatened Release, discharge, spillage, loss, seepage or filtration of Hazardous Materials by a Person (including predecessors-in-interest to such Person) or its employees, agents or contractors from, on, under or about the assets or properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by such Person (including predecessors-in-interest to such Person) or the presence therein or thereunder of any underground or above-ground tanks for the storage of fuel, oil, gasoline and/or other petroleum products or by-products or other Hazardous Material;

(d)	the violation or noncompliance or alleged violation or noncompliance by a Person (including predecessors-in-interest to such Person) or its employees, agents or contractors of any Environmental Law;

(e)
the failure by a Person or its employees, agents, or contractors to have obtained or maintained in effect any Environmental Permit as a result of its or their conduct, actions or operations or the use, operation, ownership, lease, control, possession, occupancy, maintenance or condition of such Person’s assets or properties;

(f)
the storage, transportation, treatment, disposal, discharge, recycling or Release of Hazardous Materials, or the arrangement for same, by a Person or a predecessor-in-interest to such Person, at any Off-Site Location;

(g)
any and all Proceedings arising out of any of the above-described matters, including Proceedings by Governmental Bodies for enforcement, investigation, monitoring, cleanup, containment, removal, treatment, response, restoration, remedial or other actions or damages and Proceedings by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief; and

(h)
any and all remedial work and other corrective action (including investigation or monitoring of site conditions, or any clean-up, containment, treatment, response, restoration or removal) taken by, or the costs of which are imposed upon, a Person arising from any of the above-described matters.

“ERISA”— means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

“Excluded Assets”— means the following assets, each of which shall be excluded from the Assets, and not acquired by Buyer, at Closing:

(a)	assets of Seller located outside of the State of Rhode Island (none of which relate primarily to the Business), other than the assets identified on Schedule 5.22(b);

(b)	cash and cash equivalents (including cash held by the Subsidiaries), other than petty cash held locally for the benefit of the Business;

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(c)	assets to be retained by Seller as set forth in the Employee Agreement;

(d)	the stock record and minute books of Seller;

(e)
duplicate copies of all books and records transferred to Buyer, and all records (other than the Sales Process Confidentiality Agreements) prepared in connection with the sale of the Business (including bids received from third parties and analyses relating to the Business), in each case subject to the confidentiality provisions of Section 6.1(d);

(f)
inventory disposed of by Seller or any Subsidiary after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement or are approved by Buyer pursuant to Section 6.1;

(g)
rights to refunds of Taxes for periods on or prior to the Closing Date payable with respect to the Business, assets, properties or operations of Seller or any member of any affiliated group of which any of them is a member;

(h)	accounts owing, by and among Seller and its Affiliates, including the Subsidiaries (other than accounts owing between or among the Subsidiaries);

(i)	all deferred tax assets or collectibles;

(j)	any insurance policy, bond, letter of credit or other similar item, and any cash surrender value in regard thereto;

(k)	the Seller Marks, subject to the provisions of Section 6.4;

(l)	Seller’s ownership interest in Gooding Realty; and

(m)	the other assets listed in Schedule 1.1(b).

“Final Order” — means an action by a Governmental Body as to which (a) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed, (b) no petition for rehearing, reconsideration or application for review of the action is pending and the time for filing any such petition or application has passed, (c) such Governmental Body does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed, and (d) no appeal to a court or a request for stay by a court of the Governmental Body’s action is pending or in effect and the deadline for filing any such appeal or request has passed.

“GAAP”— means generally accepted United States accounting principles, applied on a consistent basis.

“Good Utility Practices”— means any of the practices, methods and activities approved by a significant portion of the gas distribution industry as good practices applicable to operations

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of similar design, size and capacity or any of the practices, methods or activities which, in the exercise of reasonable judgment by an operator of a gas distribution business in light of the facts known at the time the decision was made, would have been reasonably expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable law. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the gas distribution industry.

“Governmental Body”— means any of the following that possesses competent jurisdiction:

(a)  federal, state, county, local, municipal or other governmental body;

(b)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

(c)  any governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Material”— means any waste or other chemical, material or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant, or words of similar import, under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including oil, natural gas, petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, any flammable substances or explosives, any radioactive materials, any toxic wastes of substances, urea formaldehyde foam insulation, toluene or polychlorinated biphenyls.

“HSR Act” — means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued by the U.S. Department of Justice or the Federal Trade Commission pursuant to that act or any successor law.

“IRC” — means the Internal Revenue Code of 1986, as amended.

“IRS” — means the Internal Revenue Service or any successor agency.

“Knowledge” — means with respect to Seller, the actual knowledge, after due inquiry, of Julie H. Edwards, Seller’s Senior Vice President and Chief Financial Officer, Michael I. German, Seller’s Senior Vice President, Utility Operations, Thomas C. Robillard, President and Chief Operating Officer of New England Gas Company, Sharon Partridge, Vice President, Finance, of New England Gas Company, Michael Sullivan, Vice President, Operations, of New England Gas Company, William Pratt, Director, Marketing & Business Development, of New England Gas Company, D’Anna Soehnge, Vice President, Human Resources, of New England Gas Company, Kevin England, Manager of Environmental Compliance of New England Gas Company, and Karen Czaplewski, Vice President, Customer Service & I.T., of New England Gas Company.

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“Legal Requirement” — means any federal, state, county, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, adopted code, principle of common law, regulation, rule, directive, approval, notice, tariff, franchise agreement, statute or treaty.

“Losses” — means all claims, losses, liabilities, causes of action, costs and expenses (including, without limitation, involving theories of negligence or strict liability and including court costs and reasonable attorneys’ fees and disbursements in connection therewith).

“Material Adverse Effect” — means an occurrence or condition that (alone or together with other similar occurrences or conditions) has, or is reasonably likely to have, a material adverse effect on (a) the business, operation, assets, financial condition or results of operations of the Business taken as a whole or (b) the ability of Seller to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated herein. For purposes of this Agreement, an occurrence or condition shall not constitute a Material Adverse Effect if it arises from (i) the announcement of this Agreement, (ii) general business, economic or financial market conditions, or (iii) conditions generally affecting the industries in which the Business operates, except with respect to clauses (ii) and (iii) to the extent that such occurrence or condition disproportionately impacts the Business.

“Material Contract” — means an Assumed Contract that (a) involves a total commitment by or to any party thereto of at least $250,000 on an annual basis and that cannot be terminated by Seller or any Subsidiary upon 90 days’ notice or less without penalty to Seller or any Subsidiary, (b) prohibits or limits the right of the Business to compete or prohibits or restricts the ability of the owner of the Business (or any of its Affiliates) to deal with any Person or in any geographical area, or (c) that is material to the Business, taken as a whole.

“New England Gas Company” — means New England Gas Company, a division of Seller.

“Off-Site Location” — means any real property other than: (a) the real properties currently or formerly used, operated, owned, leased, controlled, possessed or occupied by Seller or any Subsidiary (including their predecessors-in-interest) and (b) the real properties adjacent to or in the vicinity of the real property described in clause (a) of this definition that have been impacted by Hazardous Materials that have been Released, disposed, discharged or emitted at the real properties described in clause (a) of this definition.

“Order” — means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, other Governmental Body, or by any arbitrator, each of which possesses competent jurisdiction.

“Organizational Documents” — means the articles or certificate of incorporation and the bylaws of a corporation or the comparable organizational and governing documents of other Persons.

“PCBs” — means polychlorinated biphenyls.

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“Permits” — means all authorizations, licenses, identification numbers, permits, certificates and registrations under any Legal Requirement.

“Permitted Encumbrances” — means any of the following:

(a)
mechanics’, carriers’, workers’ and other similar liens arising in the ordinary course of business, which (i)(x) are not yet delinquent or (y) are being contested in proceedings in good faith and, in the case of clause (y), for which adequate reserves have been taken and are reflected in the Working Capital of the Business as of the Closing Date set forth in the Closing Statement, and (ii) in the aggregate are not substantial in amount and do not interfere with the present use of the Assets to which they apply;

(b)
liens for (x) current Taxes and assessments not yet due and payable or (y) Taxes the validity of which is being contested in good faith, and, in the case of clause (y), for which adequate reserves have been taken and are reflected in the Working Capital of the Business as of the Closing Date set forth in the Closing Statement;

(c)
usual and customary non-monetary real property Encumbrances, covenants, imperfections in title, Easements, restrictions and other title matters (whether or not the same are recorded) that do not materially interfere with the operation of that portion of the Business currently conducted on such real property;

(d)	Encumbrances securing the payment or performance of any of the Assumed Liabilities;

(e)
all applicable zoning ordinances and land use restrictions, provided that such restrictions do not materially interfere with the operation of that portion of the Business currently conducted on such Real Property; and

(f)
with respect to any Asset that consists of a leasehold or other possessory interest in real property, all Encumbrances, covenants, imperfections in title, Easements, restrictions and other title matters (whether or not the same are recorded) to which the underlying fee estate in such real property is subject that do not currently materially interfere with the operation of that portion of the Business currently conducted on such real property.

“Person”— means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or Governmental Body.

“Proceeding” — means any claim, action, arbitration, hearing, audit, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Real Property” — means all real property owned or leased by Seller or any of its Affiliates (including any Subsidiary) and relating primarily to the operation of the Business, together with all interests in real property (including Easements) used or held for use by Seller or any of its Affiliates (including any Subsidiary) and relating primarily to the operation of the Business.

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“Related Documents” — means any Contract provided for in this Agreement to be entered into by one or more of the parties hereto in connection with the transactions contemplated by this Agreement, including the Employee Agreement, the transition agreement contemplated by Section 6.6, special warranty deeds or quitclaim deeds (with each interest in Real Property owned by Seller to be conveyed to Buyer with a special warranty deed to the extent Seller was provided with a special warranty deed when it acquired such Real Property interest and each interest in Real Property owned by Seller to be conveyed to Buyer with a quitclaim deed to the extent Seller was provided with a quitclaim deed when it acquired such Real Property interest), quitclaim blanket easement assignments (one easement assignment document per county or applicable jurisdiction; Seller shall not be obligated to provide a conveyance document for each individual easement unless an individual document is required by a Governmental Body having jurisdiction in order to complete documentation of the transfer to Buyer or to record notice of the transfer to Buyer), conveyances, motor vehicle certificates of title and special assignment and assumption instruments.

“Release” — means any presence, emission, dispersal, disposal, spilling, leaking, emitting, discharging, depositing, pumping, pouring, escaping, leaching, dumping, releasing or migration into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or in, into or from any facility, including the movement of any Hazardous Materials through the air, soil, surface water, groundwater or property.

“Representative” — means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Retained Environmental Liabilities” — means the following Environmental Liabilities of Seller or its Affiliates, including without limitation any Subsidiary: (a) all Environmental Liabilities arising out of or relating to operations or activities unrelated to the Business, whether arising or related to the period before or after Closing, including, without limitation, (i) the petroleum marketing business and (ii) litigation related to the Cory's Lane and Bay Street, Tiverton, Rhode Island sites; (b) all Environmental Liabilities relating to the release of mercury, wherever such release occurred or occurs and regardless of whether such release occurred prior to the Closing or occurs at any time after the Closing, which was stored at one time at Seller's Tidewater Street facility in Pawtucket, Rhode Island, as described in Schedule 5.15 and Seller's due diligence schedule SUG - 007.1 and related materials, including without limitation the litigation filed in Providence County Superior Court, docket no. PC 06-0356, captioned Angel Arriaga, et al, vs. New England Gas Company et al. matter; (c) all Environmental Liabilities of which Seller has Knowledge arising out of or relating to the storage, transportation, treatment, disposal, discharge, recycling or Release of Hazardous Materials or the arrangement for the same, at any Off-Site Location, by Seller or any Subsidiary (or any predecessor-in-interest) with respect to the Business where such activities occurred prior to the Closing Date; (d) all Environmental Liabilities of which Seller has Knowledge arising out of or related to any real property or assets formerly owned by Seller or any Subsidiary with respect to the Business, but no longer owned (and not being transferred to Buyer) as of the Closing Date, with the exception that the exclusion set forth in clause (d) shall not apply to any formerly owned manufactured gas

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plant-related properties; and (e) any fines or penalties imposed by a Governmental Body arising from violations or alleged violations of Environmental Law prior to the Closing Date.

“SEC” — means the United States Securities and Exchange Commission or any successor agency.

“Settlement Interest”— means, with respect to any payment required to be made pursuant to Section 3.2(c) (a “Settlement Payment”), the sum of accrued interest on the amount of such Settlement Payment, calculated at the Settlement Rate as from time to time in effect, for the period from the Closing Date to and including the date upon which such Settlement Payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be).

“Settlement Rate”— means, on any date, with respect to the Settlement Payment, the “target” federal funds rate reported in the “Money Rates” section of the Eastern Edition of The Wall Street Journal published for such date. In the event The Wall Street Journal ceases publication of such federal funds rate or fails on any particular date to publish such federal funds rate, the Settlement Rate shall instead refer to the rate for the last transaction in overnight federal funds arranged prior to such date by JP Morgan Chase.

“Stock”— means all of the capital stock of the Subsidiaries listed in (a) and (d) of the definition of Subsidiary below.

“Subsidiary”— means any of the following:

(a)  Newport America Corporation, a Rhode Island corporation;

(b)  Patience Realty Corp., a Rhode Island corporation;

(c)  Prudence Corporation, a Rhode Island corporation; and

(d)  Valley Appliance and Merchandising Company, a Rhode Island corporation.

“Tax” — means any tax (including any income tax, capital gains tax, value-added tax, sales and use tax, franchise tax, payroll tax, withholding tax or property tax), levy, assessment, tariff, duty (including any customs duty), deficiency, franchise fee or payment, payroll tax, utility tax, gross receipts tax or other fee or payment, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” — means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

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“Threatened” — shall have the following meaning: a claim, dispute, or other matter will be deemed to have been “Threatened” if any demand or statement has been made or any notice has been given, and Seller has Knowledge of the same.

“Working Capital”— means the amount by which Current Assets exceeds Current Liabilities as of the relevant date of determination, determined in accordance with Schedule 1.1(a).

“Working Capital Target”— means $34,529,872.

Section 1.2  Other Defined Terms.

In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement as indicated below and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

Term Section
Agreement Recitals
Allocation 11.1
Alternative Proposal 6.13
Antitrust Authorities 6.3
Assumed Liabilities 2.2
Balance Sheet 5.6
Buyer Indemnitees 12.1
Closing 8.1
Closing Date 8.1
Closing Statement 3.2(a)
CPA Firm 3.2(b)
Deductible 12.3(c)
Divestiture 6.2(a)
Employee Employee Agreement
Employee Agreement 10.1
Employee Plans 5.13(a)
Environmental Permits 5.14(a)(ii)
ERISA Affiliate 5.13(a)
Estimated Purchase Price 3.1
Final Closing Statement 3.2(b)
Final Purchase Price 3.1
Financial Statements 5.6
Former Employee Employee Agreement
Indemnified Party 12.5(a)
Indemnifying Party 12.5(a)
Large Volume Meters 6.8
Leased Assets 6.7
Notice Period 12.5(a)
Objection 3.2(b)
PBGC 5.13(c)

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Pre-Closing Tax Period 11.5
Proxy Statement 6.1(f)(i)
PUHCA 2005 4.10
Purchase Price  3.1
Representatives 6.1(d)
Restricted Information 6.1(d)
Retained Contract Liabilities 2.2(b)(i)
Retained Liabilities 2.3
Review Period 3.2(b)
Seller Indemnitees 12.2
Seller Marks 6.4
Seller’s Pension Plans Employee Agreement
Seller’s 401(k) Plan Employee Agreement
Seller’s Stockholder Approval 7.1(g)
Settlement Payment 1.1
Seller's Meeting 6.1(f)(iii)
Straddle Period 11.6
Transition Services Agreement 6.6
Transaction Taxes 11.3
Upset Date 9.1(e)
WARN Act Employee Agreement

ARTICLE II

PURCHASE AND SALE

Section 2.1  Purchase and Sale of Assets and Stock.

Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept delivery from Seller, all of the Assets owned directly or indirectly by Seller or any of its Affiliates, free and clear of any Encumbrances, other than Permitted Encumbrances, and all of the Stock.

Section 2.2  Assumed Liabilities.

In further consideration for the sale of the Assets and the Stock, at the Closing, and subject to the other terms and conditions of this Agreement, Buyer will satisfy Buyer’s obligations under the Employee Agreement and will assume and agree to pay, perform and discharge when due, or cause the appropriate Subsidiary to pay, perform and discharge when due, all the liabilities and obligations, of every kind or nature, of Seller or any of its Affiliates arising out of or relating to:

(a)  the ownership of the Assets and the conduct or operation of the Business prior to the Closing Date, other than the Retained Liabilities;

(b)  the ownership or use of the Assets by Buyer or any Subsidiary or the conduct or operation of the Business by Buyer or any Subsidiary, in each case after the

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Closing Date, including all liabilities, responsibilities and obligations relating to or arising from the following:

(i)  performance of the Assumed Contracts included in the Assets and assigned to Buyer at Closing or retained by any Subsidiary, except that Buyer shall not assume any liabilities or obligations for (x) any breach or default by Seller or any Subsidiary under any such Contract occurring or arising prior to the Closing Date or (y) the payment of money with respect to any obligation arising under any such Contract prior to the Closing Date, except in the case of this clause (y) to the extent such obligation is reflected in the Working Capital of the Business as of the Closing Date set forth in the Closing Statement (such obligations and liabilities referred to in clauses (x) and (y), the “Retained Contract Liabilities”);

(ii)  customer advances, customer deposits and construction advances, unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case relating to the Business and outstanding on or arising after the Closing Date;

(iii)  the Assumed Environmental Liabilities;

(iv)  Taxes for periods after the Closing Date to the extent Buyer or any Subsidiary is legally obligated to pay such Taxes in accordance with Article XI;

(v)  Proceedings based on conduct, actions, inaction, facts, circumstances or conditions arising or occurring on or after the Closing Date, Proceedings described in Schedule 2.2, Proceedings arising from or related to any other Assumed Liability; and

(vi)  the Assumed Indebtedness; and

(c)  obligations and liabilities of Buyer and its Affiliates under the Employee Agreement.

The liabilities, responsibilities and obligations to be assumed by Buyer or retained by the Subsidiaries pursuant to this Section 2.2 are hereinafter collectively referred to as the “Assumed Liabilities.” Subject to the other terms and conditions of this Agreement, Buyer, for itself and each of its Affiliates (including each Subsidiary upon Closing), hereby irrevocably and unconditionally waives and releases Seller from all Assumed Liabilities and all liabilities or obligations relating to the Business or the Assets to the extent arising from events or occurrences on or after the Closing Date or to the extent otherwise relating to the period after the Closing; provided, however, that for the avoidance of doubt, Buyer and its Affiliates shall not be deemed to have waived, and nothing in this sentence shall be deemed or interpreted in any way to limit, any right of indemnification that any Buyer Indemnitee may have in respect of any such matter pursuant to Article XII. Notwithstanding anything in this Section 2.2 to the contrary, Assumed Liabilities shall not include any liabilities, responsibilities or obligations expressly stated to be Retained Liabilities pursuant to Section 2.3.

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Section 2.3  Retained Liabilities.

Buyer shall not assume, and Seller shall retain and pay, perform and discharge when due, all of the liabilities and obligations, of every kind and nature, relating to or arising from the following (collectively, the “Retained Liabilities”):

(a)  all obligations of Seller or any Subsidiary with respect to any indebtedness for money borrowed by Seller or any Subsidiary (including items due to Seller’s Affiliates), other than the Assumed Indebtedness, and payment obligations arising on or after the Closing Date relating to the Business under any equipment or vehicle lease or under any line extension Contracts or similar construction arrangements, it being understood and agreed that such leases, Contracts and similar arrangements do not create indebtedness for money borrowed;

(b)  Taxes for periods on or prior to the Closing Date to the extent Seller or any Subsidiary is legally obligated to pay such Taxes in accordance with Article XI;

(c)  Excluded Assets and all liabilities or obligations of Seller and its Affiliates related to their businesses other than the Business, in each case whether arising before, on or after the Closing Date;

(d)  the Retained Environmental Liabilities;

(e)  Proceedings involving Seller, any Subsidiary, any of the Assets or the Business based on conduct (including Seller’s or any Subsidiary's performance or failure to perform under any Contract included among the Assets), action, inaction, facts, circumstances or conditions arising or occurring before the Closing Date (whether or not such Proceeding existed before the Closing Date), but expressly excluding any such liabilities or obligations for Proceedings relating to Assumed Liabilities (including Proceedings described in Section 2.2(b)(v));

(f)  the Retained Contract Liabilities; and

(g)  obligations and liabilities of Seller and its Affiliates under the Employee Agreement.

Seller, for itself and each of its Affiliates, hereby irrevocably and unconditionally waives and releases Buyer and each of its Affiliates from all Retained Liabilities.

Section 2.4  Condition on Assignment or Assumption of Contracts and Rights.

Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or assume any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or assumption thereof, without the Consent of a third party thereto, would constitute a breach thereof. Any transfer or assignment to Buyer by Seller or any of its Affiliates of any property or property rights or any

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Contract that requires the Consent of any third party shall be made subject to such Consent being obtained. If such Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller or its Affiliate thereunder such that Buyer would not in fact receive all such rights, Seller will cooperate with Buyer in any arrangement that does not constitute a breach of such Contract, including an operating or other services agreement if reasonably required by Buyer, reasonably designed to provide for Buyer the benefits under any such Contract or rights including enforcement for the benefit of Buyer of any and all rights of Seller or its Affiliates against a third party or Governmental Body thereto arising out of the breach or cancellation by such third party or Governmental Body or otherwise. To the extent that Buyer does receive all of the benefits of any such Contract or rights pursuant to the preceding sentence, Buyer shall accept, and shall indemnify Seller from and against, the burdens (including the out-of-pocket costs and expenses incurred by Seller in performing such arrangement) and perform the obligations under such Contract as subcontractor of Seller to the extent of the benefit received, and to the extent such burdens and obligations would have constituted an Assumed Liability if such Contract had been transferred to Buyer at the Closing. Seller shall and shall cause its Affiliates to exercise or exploit their respective rights and options under all such Contracts referred to in this Section 2.4 only as reasonably directed by Buyer. Furthermore, if the other party(ies) to such a Contract subsequently Consent to the assignment of such Contract to Buyer, Buyer shall thereupon agree to assume and perform all liabilities and the obligations arising thereunder after the date of such Consent, at which time such Contract shall be deemed an Asset, without the payment of further consideration, and the obligations so assumed thereunder shall be deemed Assumed Liabilities.

Section 2.5  Settlement of Intercompany Accounts.

At or prior to the Closing, Seller shall cause all intercompany payables, receivables and loans between New England Gas Company or any of the Subsidiaries relating to the Business, on the one hand, and Seller and its Affiliates (other than New England Gas Company and the Subsidiaries), on the other hand, to be settled or cancelled.

ARTICLE III

PURCHASE PRICE

Section 3.1  Purchase Price.

Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) for the Assets owned directly by Seller and for the Stock shall be an amount in cash equal to FIVE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($575,000,000) less the aggregate outstanding principal amount of, and accrued and unpaid interest on, the Assumed Indebtedness as of the Closing Date (the “Estimated Purchase Price”), and as adjusted in accordance with Section 3.2 (as so adjusted, the “Final Purchase Price”), plus the assumption by Buyer at Closing of the Assumed Liabilities (including the Assumed Indebtedness).

Section 3.2  Adjustment to Estimated Purchase Price.

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(a)  Within 90 days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”), utilizing the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Base Statement as described on Schedule 1.1(a) (and otherwise in accordance with GAAP, with such exceptions to GAAP as indicated on Schedule 1.1(a)) and shall set forth in reasonable detail the amount of Working Capital of the Business as of 11:59 p.m. on the Closing Date (as well as the adjustments contemplated in Section 6.8), and a calculation of the adjustment to the Estimated Purchase Price that is payable based upon the difference between the Working Capital Target and the Working Capital in the Closing Statement. Seller agrees, at no cost to Buyer, to give Buyer and its authorized representatives reasonable access to such employees, officers and other facilities and such books and records of Seller and its Affiliates as are reasonably necessary to allow Buyer and its authorized representatives to prepare the Closing Statement. The Closing Statement shall be prepared in accordance with Schedule 1.1(a). The Base Statement was prepared using the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Financial Statements and otherwise in accordance with GAAP (and with such exceptions to GAAP as indicated on Schedule 1.1(a)).

(b)  Following its receipt from Buyer of the Closing Statement, Seller shall have 15 Business Days to review the Closing Statement and to inform Buyer in writing of any disagreement (the “Objection”) that it may have with the Closing Statement, which objection shall specify in reasonable detail Seller's disagreement with the Closing Statement. If Buyer does not receive the Objection within such 15-Business Day period, the amount of Working Capital set forth on the Closing Statement delivered pursuant to Section 3.2(a) shall be deemed to have been accepted by Seller and shall become binding upon Seller. If Seller does timely deliver an Objection to Buyer, Buyer shall then have 15 Business Days from the date of receipt of such Objection (the “Review Period”) to review and respond to the Objection. Seller and Buyer shall attempt in good faith to resolve any disagreements with respect to the determination of the Working Capital of the Business as of the Closing Date or the amount of the adjustment to the Estimated Purchase Price. If they are unable to resolve all of their disagreements with respect to the determination of Working Capital of the Business as of the Closing Date or the amount of the adjustment to the Estimated Purchase Price within 15 Business Days following the expiration of Buyer's Review Period, they may refer, at the option of either Buyer or Seller, their differences to Ernst & Young, or if Ernst & Young declines to accept such engagement, another internationally recognized firm of independent public accountants selected jointly by Buyer and Seller, which accountants shall determine, only with respect to the disagreements so submitted, whether and to what extent, if any, the amount of Working Capital of the Business as of the Closing Date set forth in the Closing Statement requires adjustment. If Buyer and Seller are unable to so select the independent public accountants within 15 Business Days of Ernst & Young declining to accept such engagement, either Buyer or Seller may thereafter request that the American Arbitration Association make such selection (as applicable, Ernst & Young, the firm selected by Buyer and Seller or the firm selected by the American Arbitration Association is herein referred to as the “CPA Firm”). Buyer and Seller shall direct the CPA Firm to use its reasonable best efforts to render its determination within 30 days after the issue is first submitted to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller. The fees and disbursements of the CPA Firm shall be shared equally by Buyer and

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Seller. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm. The Closing Statement as agreed to by Buyer and Seller or as determined by the CPA Firm shall be referred to as the “Final Closing Statement.”

(c)  In the event of a positive difference between Working Capital on the Final Closing Statement from the Working Capital Target, Buyer shall pay to Seller in cash the amount of such difference, plus the Settlement Interest thereon. In the event of a negative difference between the Working Capital Target from the Working Capital on the Final Closing Statement, Seller shall pay to Buyer in cash the amount of such difference, plus the Settlement Interest thereon. All amounts payable under this Section 3.2(c) shall be paid within five Business Days of the determination of the Final Closing Statement by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by the recipient not less than one Business Day before such payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1  Organization, Existence and Qualification.

Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under all Contracts to which it is a party, and to execute and deliver this Agreement and the Related Documents to which Buyer is a party. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the failure to be so qualified or in good standing would materially adversely affect the business or properties of Buyer, taken as a whole, or Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.2  Authority Relative to this Agreement and Binding Effect.

The execution, delivery and performance by Buyer of this Agreement and the Related Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action. Neither the execution, delivery and performance of this Agreement and the Related Documents by Buyer nor the consummation by Buyer of the transactions contemplated thereby will (a) result in any conflict with or breach or violation of or default under the Organizational Documents of Buyer, (b) result in a violation or breach of any term or provision of or a loss of any right or benefit under, constitute a default or accelerate the performance required under, result in the termination of or a right of termination, cancellation or amendment, or result in the creation of any Encumbrance upon any of the respective properties or assets of Buyer under any material Contract to which Buyer is a party or by which its assets are bound, whether with or without notice or the passage of time or both, or (c) a violation of any Order of any Governmental Body. This Agreement constitutes, and the Related Documents to be executed by Buyer when executed and delivered will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect

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affecting the enforcement of creditors’ rights generally or (ii) the availability of equitable remedies generally.

Section 4.3  Governmental and Other Required Consents.

Except for those Consents described in Schedule 4.3, no Consent of any Governmental Body or third party is required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or the Related Documents or the consummation by Buyer of the transactions contemplated by this Agreement or the Related Documents. Buyer has no knowledge of any facts or circumstances relating to Buyer or its Affiliates that reasonably would be likely to preclude or prolong either (i) the receipt of such required consents or (ii) consummation of the transactions contemplated by this Agreement in accordance with its terms.

Section 4.4  Availability of Funds.

Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

Section 4.5  Filings.

No statement furnished by Buyer for inclusion in any filing with any Governmental Body in connection with obtaining such Governmental Body’s Consent for the consummation of the transactions contemplated by this Agreement will contain, as of the date such information is so provided, any untrue statement of a material fact or will omit to state, as of the date such information is so provided, any material fact that is necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 4.6  Brokers.

Except for Rothschild, Inc., no broker or finder has acted for or on behalf of Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, or to any other compensation based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller or any Affiliate of Seller has or will have any liability or obligation (contingent or otherwise).

Section 4.7  Litigation.

There are no pending or, to the knowledge of Buyer, threatened Proceedings by any Person against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to perform or comply with its obligations under this Agreement and the Related Documents to which Buyer will be a party or the consummation of the transfer of the Assets and Stock to Buyer and the assumption of the Assumed Liabilities by Buyer.

Section 4.8  Independent Investigation.

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Buyer is knowledgeable about the businesses engaged in by Seller through New England Gas Company and the Subsidiaries and of the usual and customary practices of companies engaged in businesses similar to the Business and has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Business and the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Business and upon the representations and warranties made in Article V.

Section 4.9  Investment Intent; Investment Experience; Restricted Securities.

Buyer is acquiring the Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities law. In acquiring the Stock, Buyer is not offering or selling, and will not offer or sell, for Seller in connection with any distribution of the Stock, and Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Stock, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Stock. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Buyer understands that the Stock has not been registered pursuant to the Securities Act or any applicable state securities laws, that the Stock will be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations the Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 4.10  PUHCA.

Buyer is a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). The execution and delivery of this Agreement by Buyer do not and will not violate any provision of PUHCA 2005 or any rules or regulations thereunder pertaining to Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1  Organization, Existence and Qualification.

Seller and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, with full corporate power and authority to conduct the portion of the Business conducted by it as it is now being conducted, to own or use its portion of the Assets and to perform its obligations under all Contracts to which it is a party. Seller has full corporate power and authority to execute and deliver this Agreement and the Related Documents to which Seller is a party. Seller and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Rhode Island and each other state in which the failure to be so qualified

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or in good standing, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 5.2  Authority Relative to this Agreement and Binding Effect.

The execution, delivery and performance by Seller of this Agreement, the Related Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action. Except as set forth in Schedule 5.2, neither the execution, delivery and performance of this Agreement and the Related Documents by Seller, nor the consummation of the transactions contemplated thereby, will (a) result in any conflict with or breach or violation of or default under the Organizational Documents of Seller or any Subsidiary, (b) result in a violation or breach of any term or provision of or a loss of any right or benefit under, constitute a default or accelerate the performance required under, result in the termination of or a right of termination, cancellation or amendment, or result in the creation of any Encumbrance upon any of the respective properties or assets of Seller or any of its Affiliates (including the Subsidiaries) under any Contract to which Seller or any of its Affiliates (including the Subsidiaries) is a party or by which any of their respective assets are bound, whether with or without notice or the passage of time or both, or (c) a violation of any Order of any Governmental Body, except for such exceptions to the foregoing clause (b) that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect or that will be cured, waived or otherwise remedied on or prior to the Closing Date. This Agreement constitutes, and the Related Documents to be executed by Seller when executed and delivered will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or (ii) the availability of equitable remedies generally.

Section 5.3  Governmental and Other Required Consents.

Except as set forth in Schedule 5.3, no Consent of any Governmental Body or third party is required to be obtained by Seller or any Subsidiary in connection with the execution and delivery by Seller of this Agreement or the Related Documents or the consummation of the transactions contemplated by this Agreement or the Related Documents, other than any Consent the failure of which to be obtained would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Seller has no knowledge of any facts or circumstances relating to Seller, any Subsidiary or their Affiliates that reasonably would be likely to preclude or prolong either (i) the receipt of such required consents or (ii) consummation of the transactions contemplated by this Agreement in accordance with its terms.

Section 5.4  Capitalization of the Subsidiaries; Title to Stock.

(a)  Seller owns all of the issued and outstanding shares of the capital stock of Newport America Corporation and Valley Appliance and Merchandising Company; Newport America Corporation owns all of the issued and outstanding shares of the capital stock of each of Patience Realty Corp. and Prudence Corporation, in each case free and clear of any Encumbrances, other than transfer restrictions imposed on equity securities by federal securities laws, and all of such shares are duly authorized and validly issued and are fully paid, non-

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assessable and free of preemptive rights. None of the Subsidiaries has, or is bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of any such Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary. None of the Subsidiaries may be required to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person.

(b)  Except as set forth in Section 5.4(a), none of the Subsidiaries has any direct or indirect interest in any other Person.

Section 5.5  Title to Assets; Encumbrances.

(a)  Seller or the appropriate Subsidiary has good and indefeasible title to the Assets reflected in the Financial Statements except those that in the aggregate are not material to the Business and those disposed of since the date of the Financial Statements in the ordinary course of business or otherwise disposed of in accordance with this Agreement. None of the Assets are subject to any Encumbrance except (i) Encumbrances described in Schedule 5.5(a) and (ii) Permitted Encumbrances.

(b)  Except as set forth in Schedule 5.5(b), Seller or the appropriate Subsidiary owns or possesses all Easements necessary to conduct the Business as now being conducted without any known conflict with the rights of others, in each case except to the extent that the failure to own or possess such Easements would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(c)  Except in cases that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect, (x) Seller or the appropriate Subsidiary enjoys peaceful and undisturbed possession under all material leases of Real Property, and (y) all such leases are valid and subsisting and in full force and effect.

Section 5.6  Financial Statements.

(a)  Schedule 5.6 sets forth the unaudited combined statement of assets and liabilities of the Business as of September 30, 2005 (the “Balance Sheet”) and the unaudited combined statement of profit of the Business for the nine-month period ended September 30, 2005 (collectively, the “Financial Statements”). Except as set forth in Schedule 5.6, the Financial Statements have been prepared on a pre-tax basis consistent with Seller’s consolidated audited financial statements as of, and for its fiscal year ended, December 31, 2004, which Seller financial statements were prepared, in all material respects, in accordance with GAAP. Except as set forth in Schedule 5.6, the Balance Sheet presents fairly in all material respects the combined financial condition of the Business as of its date and the statements of profit included in the Financial Statements present fairly in all material respects the combined results of operations of the Business for the period covered thereby. The books and records of Seller and the Subsidiaries from which the Financial Statements were derived were complete and accurate in all material respects at the time of such preparation.

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(b)  Seller and its Affiliates (including the Subsidiaries) maintain a system of internal accounting controls with respect to the Business sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)  Seller has established, maintains and evaluates controls and procedures with respect to the Business that are designed to ensure that material information relating to the Business is made known to Seller’s Chief Executive Officer and its Chief Financial Officer by others in the Business, and such controls and procedures are effective to perform the functions for which they were established.

Section 5.7  Compliance with Legal Requirements; Governmental Permits.

Except as relates to tax matters (which are provided for in Section 5.9), employee benefit matters (which are provided for in Section 5.13) or environmental matters (which are provided for in Section 5.15) and except as set forth in Schedule 5.7, (a) neither Seller nor any of its Affiliates (including any Subsidiary) is or has been in violation of any Legal Requirement or Order that is applicable to it that is material to the conduct or operation of the Business, or to the ownership or use of any of the Assets, in either case taken as a whole; and (b) Seller or the appropriate Subsidiary possesses all Permits from Governmental Bodies required by any applicable Legal Requirement or Order material to the operation of the Business substantially in the manner in which it is currently being conducted by Seller and its Affiliates (including the Subsidiaries), taken as a whole.

Section 5.8  Legal Proceedings; Outstanding Orders.

Except as set forth in Schedule 5.8, there is no pending or Threatened Proceeding (a) that has been commenced against Seller or any of its Affiliates (including any Subsidiary) that would be reasonably likely to have an adverse financial effect on the Business of more than $400,000, or otherwise would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. Except as disclosed in Schedule 5.8, there are no outstanding Orders against Seller or its Affiliates (including any Subsidiary) that relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Assets (other than any Order relating to rates, tariffs and similar matters arising in the ordinary course of business) which individually or in the aggregate would (x) have an adverse financial effect on the Business of more than $400,000 or (y) otherwise be reasonably likely individually or in the aggregate to have a Material Adverse Effect.

Section 5.9  Taxes.

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Seller or the appropriate Subsidiary has filed all United States federal, state, local and foreign Tax Returns required to be filed by Seller or such Subsidiary with respect to the Assets, Subsidiaries, or assets of any Subsidiary or requests for extensions to file such Tax Returns have been timely filed, and Seller or such Subsidiary has timely paid and discharged or made adequate provision for all Taxes (other than Retained Liabilities) except where the failure to so file, pay, discharge or make adequate provision for are not, individually or in the aggregate, reasonably likely to have a material impact on the Business. All such Tax Returns are true, correct and complete in all material respects. There are no pending audits, other examinations, or Threatened Proceedings relating to any Tax matters of the Subsidiaries or relating to the Business except as set forth in Schedule 5.9. There are no Tax liens on the Assets or the assets of any Subsidiary. As of the date of this Agreement, neither Seller (with respect to the Business) nor any Subsidiary has granted any waiver of any statute of limitations, or any extension of a period for the assessment of, any Tax except as set forth in Schedule 5.9. As of the Closing Date, none of the Subsidiaries nor the Seller (but only to the extent secured by the Business or the Assets) will be a party to, be bound by or have any obligation under any Tax sharing agreement, Tax indemnity or similar agreement, understanding or arrangement pursuant to which any of the Subsidiaries or Seller has assumed an obligation to satisfy any Tax obligations of another person or entity. Up to and including the Closing Date, none of the Subsidiaries has carried on its business and other activities in such a way that would result in the recognition by any Subsidiary of liabilities for Taxes after the Closing Date as result of such activities (for example, none of the Subsidiaries has engaged in a IRC Section 355 transaction nor has engaged in any activity or accounting practice that is a “reportable transaction” as defined in Treas. Reg. Section 1.6011-4). Except for liability for Taxes arising as part of an affiliated, consolidated or combined group with Southern Union Company and its Affiliates under Treasury Regulation Section 1.1502-6 or any similar provision under state, local or foreign law, none of the Subsidiaries has any liability for the Taxes of any person as a transferee, or successor or otherwise (including any liability under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law). The Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party. None of the Assets or assets of the Subsidiaries are (a) required, pursuant to section 168(g) of the IRC, to be depreciated under the “alternative depreciation system” within the meaning of section 168(g)(2) of the IRC, (b) subject to the provisions of section 168(f) of the IRC, or (c) subject to a tax benefit transfer lease subject to the provisions of former section 168(f)(8) of the IRC. The only representations and warranties given in respect of tax matters are those contained in this Section 5.9 and none of the other representations and warranties set forth in this Agreement shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of tax matters.

Section 5.10  Intellectual Property.

Except as set forth on Schedule 5.10, Seller and each Subsidiary possesses or has adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the Business in the manner in which it is currently being conducted by Seller or such Subsidiary, except for the failure to possess or have adequate rights to use such properties

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that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 5.10, Seller has no Knowledge of (a) any infringement or claimed infringement by Seller or any Subsidiary of any patent, trademark, service mark or copyright of others or (b) any infringement of any patent, trademark, service mark or copyright owned by or under license to Seller or any Subsidiary except for any such infringements of the type described in clause (a) or (b) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 5.11  Personal Property.

Except for such exceptions as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the machinery, equipment and vehicles included among the Assets are in normal operating condition and in a state of reasonable maintenance and repair and are suitable in all material respects for the purposes for which they are now being used in the conduct of the Business.

Section 5.12  Material Contracts.

Schedule 5.12 contains a complete list of all Material Contracts. Seller has made available to Buyer a true and correct copy of each Material Contract, including all amendments and modifications thereof. Except as described in Schedule 5.12, all of the Material Contracts are in full force and effect (subject to the expiration of the stated term of any such Material Contract in accordance with its terms) and there are no defaults under any such Contracts by Seller or any of its Affiliates (including the Subsidiaries) or, to Seller's Knowledge, the counter parties to such Contracts, except for any failure to be in full force and effect and for any default that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 5.13  Employee Benefit Matters.

(a)   Schedule 5.13(a) contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Seller would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Seller or an ERISA Affiliate is party for the benefit of any Employee or Former Employee of the Seller (the “Employee Plans”).  Seller’s Pension Plans and Seller’s 401(k) Plan are the only Employee Plans that are intended to be qualified under Section 401(a) of the IRC.  Each employee benefit plan (within the meaning of Section 3(3) of ERISA) that is sponsored, maintained or contributed to or required to be contributed to by Seller or an ERISA Affiliate of Seller and that is subject to

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Section 302 or Title IV of ERISA or section 412 of the IRC is hereinafter referred to as a “Title IV Plan.”

(b)  With respect to each Employee Plan, Seller has heretofore delivered to Buyer true and complete copies of the Employee Plan and any amendments thereto (or if the Employee Plan is not a written Employee Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the IRC and the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan intended to qualify under section 401 of the IRC.

(c)  No liability under Title IV or section 302 of ERISA has been incurred by the Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due).  Insofar as the representation made in this Section 5.13(c) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Seller or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

(d)  The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

(e)  No Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the IRC), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date.  All contributions required to be made with respect to any Employee Plan on or prior to the Closing Date have been timely made.

(f)  No Title IV Plan is a “multiemployer pension plan,” as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA.  Neither the Seller nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full).

(g)  Neither the Seller or any Subsidiary, any Employee Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Seller or any Subsidiary, any Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the IRC.

(h)  Each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the IRC.

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(i)  Each Employee Plan intended to be “qualified” within the meaning of section 401(a) of the IRC is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the IRC. Each Employee Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

(j)  Except as disclosed in Schedule 5.13(j), no Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Employees or Former Employees of the Seller or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the Employee or Former Employee (or his beneficiary).

(k)  No amounts payable under the Employee Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the IRC.

(l)  Except as disclosed in Schedule 5.13(l), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Employee, Former Employee or officer of the Seller or any Subsidiary to severance pay or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Employee, Former Employee or officer.

(m)  There are no pending, threatened or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

(n)  The Subsidiaries do not employ any Employees or any other individuals and do not currently maintain any Employee Plan.

(o)  The only representations and warranties given in respect of employee benefit matters are those contained in this Section 5.13 and Section 5.14 and none of the other representations and warranties set forth in this Agreement shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of employee benefit matters.

Section 5.14  Employee and Labor Matters.

(a)  Schedule 5.14(a) lists each collective bargaining, union or other employee association agreement to which Seller or any of the Subsidiaries is a party or bound with respect to the Business.

(b)  Except as set forth on Schedule 5.14(b) with respect to the Business:

(i)  To Seller's Knowledge, (A) no labor union or labor organization has made a pending demand for recognition or certification, and (B) there are no

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representation or certification proceedings or petitions seeking a representation proceeding presently pending or Threatened to be brought or filed with the National Labor Relations Board or any other Governmental Body.

(ii)  From January 1, 2003 to the date of this Agreement, there has been no actual or, to Seller's Knowledge, Threatened, strikes, lockouts, slowdowns or work stoppages against or affecting the Business.

(c)  Except as set forth on Schedule 5.14(c), to Seller's Knowledge, there are no (i) unfair labor practice charges or complaints presently pending or Threatened before the National Labor Relations Board or any other Governmental Body against Seller or the Subsidiaries; (ii) complaints, grievances or arbitrations arising out of any collective bargaining agreement, or any charge or complaint with respect to or relating to Seller or any Subsidiary presently pending before the Equal Employment Opportunity Commission or any other Governmental Body responsible for the prevention of unlawful employment practices; or (iii) presently pending or Threatened Proceedings against Seller or any Subsidiary by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract, any applicable Legal Requirements governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship; other than, with respect to (i), (ii) or (iii), charges, complaints or Proceedings which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(d)  Neither Seller nor any Subsidiary is delinquent in any material payments to any present or former employees or consultants for any services or amounts required to be reimbursed or otherwise paid.

(e)  To the Knowledge of Seller, no employee is in any respect in violation of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer relating to the right of such employee to be employed by Seller or any Subsidiary or the employee's knowledge or use of trade secrets or proprietary information.

Section 5.15  Environmental Matters.

(a)  Except as set forth in Schedule 5.15:

(i)  Compliance. Seller and each Subsidiary are in compliance with all Environmental Laws applicable to the Assets or the Business except where the failure to be in compliance with such Environmental Laws would not, individually or in the aggregate, be reasonably likely to have an adverse financial effect on the Business of more than $400,000. Seller and each Subsidiary have been in compliance since January 1, 2001 with all Environmental Laws applicable to the Assets or the Business except where the failure to be in compliance with such Environmental Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Seller nor any of the Subsidiaries has received any written communication that alleges that either Seller or any Subsidiary is not in compliance with applicable Environmental Laws related to the Assets or the

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Business except for any such written communications relating to matters that would not, individually or in the aggregate, have an adverse financial effect on the Business of more than $400,000. To the Knowledge of Seller with respect to the Assets or the Business, neither Seller nor any Subsidiary has used any waste disposal site, or otherwise disposed of, or transported, or arranged for the transportation of, any Hazardous Materials to any location in violation in any material respect of any Environmental Law or that is likely to result in an Environmental Liability of more than $400,000.

(ii)  Environmental Permits. Seller and each Subsidiary have obtained or applied in a timely manner, for all environmental, health and safety Permits (collectively, the “Environmental Permits”) necessary for the construction of their facilities or the conduct of their present operations related to the Assets or the Business, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Seller and each Subsidiary is in compliance with all terms and conditions of its respective Environmental Permits related to the Assets or the Business, in each case except where the failure to obtain or apply or be in compliance with such Environmental Permits or the requirement to make any expenditure in connection with such Environmental Permits would not, individually or in the aggregate, have an adverse financial effect on the Business of more than $400,000.

(iii)  Environmental Claims. There is no Environmental Claim related to the Assets or the Business pending (x) against Seller or any of its Affiliates (including any Subsidiary), (y) to the Knowledge of Seller, against any person or entity whose liability for any Environmental Claim Seller or any of its Affiliates (including any Subsidiary) has retained or assumed either contractually or by operation of law, or (z) against any real or personal property or operations that Seller or any of its Affiliates (including any Subsidiary) owns, leases or manages, in whole or in part, or, to the Knowledge of Seller, against any real or personal property or operations that Seller or any of its Affiliates (including any Subsidiary) formerly owned, leased or managed, in whole or in part, which, in the cases of (x), (y) or (z) would reasonably be expected to have, in the aggregate, an adverse financial effect on the Business of more than $400,000.

(iv)  Releases. Seller has no Knowledge of any Releases of any Hazardous Material related to the Assets or the Business and its current or former assets, properties and operations that would reasonably be expected to form the basis of any Environmental Claim against Seller, or any of its Affiliates (including any Subsidiary), or against any person or entity whose liability for any Environmental Claim Seller or any of its Affiliates (including any Subsidiary) has retained or assumed either contractually or by operation of law, or any requirement under any Environmental Law to investigate or remediate such Release except for Releases of Hazardous Materials, the liability for which would not reasonably be expected to have, in the aggregate, an adverse financial effect on the Business of more than $400,000, or would not constitute an Assumed Liability.

(v)  Predecessors. Seller has no Knowledge, with respect to any predecessor of Seller or any of its Affiliates (including any Subsidiary), of any Environmental Claim or Environmental Liability related to the Assets or the Business pending or threatened, or of any Release of Hazardous Materials that would reasonably be expected to form the basis of

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any Environmental Claim or Environmental Liability, that would reasonably be expected to have individually or in the aggregate, an adverse financial effect on the Business of more than $400,000.

(vi)  Disclosure. Seller has no Knowledge of any material facts related to the Assets or the Business that Seller reasonably believes would form the basis of an Environmental Claim or Environmental Liability that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)  With the exception of Section 5.16 and 5.21, the only representations and warranties given in respect of environmental matters and compliance with and liability under Environmental Laws are those contained in this Section 5.15 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of environmental matters and compliance with and liability under Environmental Laws.

Section 5.16  Absence of Certain Changes or Events.

Except (a) as set forth in Schedule 5.16, (b) for any intercompany receivables or payables that will be paid, cancelled or offset prior to Closing as contemplated in Section 2.5 and (c) any actions taken by Seller or any Subsidiary that would be permitted by Section 6.1(a), since September 30, 2005, the Business has been conducted in the ordinary course (it being acknowledged that Seller has conducted a sales process with respect to the Business and that, in connection therewith, several parties were permitted access to confidential information of the Business pursuant to Sales Process Confidentiality Agreements). Since September 30, 2005, there has not been any event or condition, or series of events or conditions, occurring outside the normal course of business affecting the Assets that individually or in the aggregate either (i) has resulted in, or (ii) to Seller’s Knowledge, would be reasonably likely to result in, a Material Adverse Effect.

Section 5.17  Regulatory Matters.

(a)  Schedule 5.17 sets forth all of the currently pending rate filings relating to the Business heretofore made by Seller before any Governmental Body and each other currently pending rate Proceeding of any Governmental Body relating to the Business (other than Proceedings that also affect other Persons engaged in a business similar to the Business such as generic or industry-wide Proceedings).

(b)  All currently effective material filings relating to the Business heretofore made by Seller or any Subsidiary with any Governmental Body were made in material compliance with Legal Requirements then applicable thereto and the information contained therein was true and correct in all material respects as of the respective dates of such filings.

(c)  Seller has certificates of public convenience from the Rhode Island Division of Public Utilities and Carriers or is otherwise legally entitled to provide service in all areas (a) where it currently provides service to its customers as part of the Business or (b) as identified on its tariff.

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Section 5.18  Brokers.

Except as set forth on Schedule 5.18, no broker or finder has acted for or on behalf of Seller or any Affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, or to any other compensation based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liability or obligation (contingent or otherwise).

Section 5.19  Disclaimer.

Except as otherwise expressly set forth in this Article V, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the assets or properties currently or formerly used, operated, owned, leased, controlled, possessed, occupied or maintained by Seller or any Subsidiary, and Seller SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR PROPERTIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS AND PROPERTIES ARE BEING ACQUIRED, “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, WITH ALL FAULTS AND THAT BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

Section 5.20  Insurance.

(a)  Schedule 5.20 sets forth a true and complete list of all current policies of property and casualty insurance, insuring the properties, assets, employees and/or operations of the Business (collectively, the “Policies”). All premiums payable under such Policies have been paid in a timely manner and Seller and each Subsidiary have complied in all material respects with the terms and conditions of all such Policies.

(b)  All material Policies are in full force and effect. Neither Seller nor any of its Affiliates (including any Subsidiary) is in material default under any provisions of the Policies, and there is no claim by Seller or any of its Affiliates (including any Subsidiary) or any other Person pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies.

Section 5.21  Absence of Undisclosed Liabilities.

Except as disclosed on Schedule 5.21, neither Seller nor any of its Affiliates (including any Subsidiary) has any indebtedness or liability, absolute or contingent, related to the Assets or the Business of a nature required by GAAP to be reflected in a consolidated corporate balance sheet relating solely to the Business, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the Financial Statements or reflected in the notes thereto, (b) were

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incurred or accrued in the ordinary course of business (including liens of current taxes and assessments not in default) since September 30, 2005, or (c) would not reasonably be expected, individually or in the aggregate, to have an adverse financial effect on the Business of more than $1,000,000.

Section 5.22  Sufficiency of Assets.

(a)  Except as set forth on Schedule 5.22(a), the Assets include all assets, properties and rights necessary for the operation of the Business consistent with past practice and as currently operated.

(b)  Except as set forth on Schedule 5.22(b), none of the assets of Seller or any of its Affiliates which are located outside of the State of Rhode Island relate primarily to the Business.

Section 5.23  PUHCA.

Seller is not a “holding company” as defined in PUHCA 2005. The execution and delivery of this Agreement by Seller does not and will not violate any provision of PUHCA 2005 or any rules or regulations thereunder pertaining to Seller.

Section 5.24  Filings.

No statement furnished by Seller or its Affiliates, including the Subsidiaries, for inclusion in any filing with any Governmental Body in connection with obtaining such Governmental Body’s Consent for the consummation of the transactions contemplated by this Agreement will contain, as of the date such information is so provided, any untrue statement of a material fact or will omit to state, as of the date such information is so provided, any material fact that is necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

COVENANTS

Section 6.1  Covenants of Seller.

Seller agrees to observe and perform the following covenants and agreements:

(a)  Conduct of the Business Prior to the Closing Date. With respect to the Business, except (x) as contemplated in this Agreement or in Schedule 6.1, (y) as required by any Legal Requirement or Order or (z) as otherwise expressly consented to in writing by Buyer, which consent will not be unreasonably withheld or delayed, prior to the Closing, Seller will, and will cause its Affiliates (including each Subsidiary) to:

(i)  not make or permit any change in the general nature of the Business;

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(ii)  maintain the Business in the ordinary course of business consistent with Good Utility Practices, and maintain the Assets in their present condition, reasonable wear and tear excepted, subject to retirements in the ordinary course of business;

(iii)  not enter into, assign, amend, renew or extend, any material transaction or Material Contract other than in the ordinary course of business, provided that such ordinary course exception shall not be applicable to any collective bargaining agreement (as to which Section 6.12 shall apply);

(iv)  not (A) sell, lease (as lessor) or dispose of or otherwise transfer or make any Contract for the sale, lease (as lessor), disposition or transfer of, or subject to any Encumbrance (other than a Permitted Encumbrance), any Assets, other than (m) the sale of inventory in the ordinary course of business or (n) the sale or lease (as lessor) of Assets in excess of $100,000 in the aggregate , or (B) purchase or lease (as lessee), or make any Contract for the purchase or lease (as lessee) of, any Assets, other than (x) the purchase of inventory in the ordinary course of business, (y) pursuant to any capital expenditure reflected in the capital expenditure budget previously delivered to Buyer, or (z) the purchase or lease (as lessee) of Assets in excess of $100,000 in the aggregate;

(v)  not (A) hire any new employee or (B) transfer any existing employee of Seller or any Affiliate to any position with the Business or any of the Subsidiaries, in each case unless such employee is a bona fide replacement for either a presently-filled position or a vacancy in an authorized position with the Business;

(vi)  not make any unbudgeted capital expenditure or capital expenditure commitment in excess of $500,000 in the aggregate except in the event of service interruption, emergency or casualty loss;

(vii)  comply in all material respects with all applicable material Legal Requirements and Orders, including those relating to the filing of reports and the payment of Taxes due to be paid prior to the Closing, other than those contested in good faith for which reserves have been established in accordance with GAAP;

(viii)  except in the ordinary course of business or in accordance with the terms of any existing Contract which has been disclosed on Schedule 5.13(l), Employee Plan or collective bargaining agreement, not grant any material increase or change in total compensation or benefits (taken as a whole) to any of the Transferred Employees or enter into any employment, severance or similar Contract with any Person or amend any such existing Contracts to increase any amounts payable thereunder or benefits provided thereunder;

(ix)  not terminate any Material Contract except in the case of a breach of such Contract by the other party thereto;

(x)  not create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for money borrowed other than intercompany debt (it being understood and agreed that customer advances, customer deposits and construction

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advances do not create indebtedness for money borrowed), except pursuant to advances made by Seller to the Business or to any Subsidiary;

(xi)  not amend the Organizational Documents of any Subsidiary;

(xii)  not make any change in the stock ownership of any Subsidiary and not grant, issue, sell, dispose of, pledge or otherwise encumber any interest in any Subsidiary;

(xiii)  solely in the case of the Subsidiaries, not declare, set aside or pay any non-cash dividend or other non-cash distribution with respect to its capital stock;

(xiv)  to the extent exclusively relating to the Business or the Subsidiaries, not (A) change any material financial or Tax accounting methods, policies or practices except as required by a change in GAAP, (B) make, revoke or amend any material Tax election, (C) file any material amended Tax Return or claim for refund which may result in an adjustment of any item of income, gain, deduction or loss with respect to the Business, (D) consent to extend the period of limitations for the payment or assessment of any material Tax, (E) enter into any closing agreement affecting any material Tax liability or refund, or (F) settle or compromise any material Tax liability or refund; and

(xv)  not make any commitment to take any of the actions prohibited by this Section 6.1(a).

(b)  Access to the Business, Assets and Records; Updating Information.

(i)  From and after the date hereof and until the Closing Date, Seller shall permit Buyer and its Representatives to have, on reasonable notice and at reasonable times, reasonable access to all properties, employees, offices and books, papers and records to the extent that they reasonably relate to the ownership, operation, obligations and liabilities of the Business, the Subsidiaries and the Assets; provided, however, that such access shall not unreasonably interfere with the operation of the Business; and provided, further, that Buyer hereby agrees to defend, indemnify and hold harmless Seller from and against all Losses arising out of or relating to Buyer’s access provided pursuant to this Section 6.1(b)(i). Without limiting the application of the Confidentiality Agreement, all documents or information furnished by Seller or obtained by Buyer hereunder shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing or any provision of the Confidentiality Agreement, Seller acknowledges and agrees that, from and after the Closing, all information relating to the Business shall be deemed to be confidential information of Buyer and shall not be subject to the terms of the Confidentiality Agreement.

(ii)  Seller will notify Buyer as promptly as practicable of any (x) significant change in the ordinary course of business for the Business, (y) material Proceedings (Threatened or pending) involving or affecting the Business or the transactions contemplated by this Agreement, and (z) unbudgeted capital expenditure or commitment in excess of $100,000, individually, and shall use reasonable efforts to keep Buyer fully informed of such events.

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(c)  Consents. Subject to Section 2.4, Seller will use its commercially reasonable efforts and act diligently to obtain all necessary Consents required to consummate the transactions contemplated hereby in a timely manner, including any Consent required under any Legal Requirement or Contract applicable to the Business and all Consents listed in Schedule 5.3. Seller will use its commercially reasonable efforts and act diligently to obtain all necessary Consents of its stockholders, if any, that may be required to consummate the transactions contemplated hereby in a timely manner.

(d)  Confidentiality. From and after the Closing Date, Seller shall, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, “Representatives”) to, keep confidential and not disclose all information relating to the Business (whether in the possession of Seller, its Affiliate or such Representative at the time of the Closing or subsequently obtained by Seller, any Affiliate of Seller or any such Representative from Buyer pursuant to this Agreement or any Related Document) (“Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or any Related Document. The obligation to keep such Restricted Information confidential shall continue indefinitely from the Closing Date and shall not apply to any information which (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Seller, any of its Affiliates or any of their Representatives or (iii) becomes available to Seller, any of its Affiliates or any of their Representatives on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Buyer on a confidential basis. Notwithstanding the foregoing, Seller may make disclosures required by law; provided, that Seller, to the extent practicable, shall provide Buyer with prompt notice thereof so that Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.1(d). In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 6.1(d), Seller shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is advised by an opinion of Seller’s counsel is legally required, and, to the extent practicable, Seller shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment is accorded the Restricted Information so furnished.

(e)  Non-Solicitation of Employees. Except as otherwise set forth in the Employee Agreement, for a period of two years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, without the prior written approval of Buyer, directly or indirectly, solicit, encourage, entice or induce any Transferred Employee (as defined in the Employee Agreement) to terminate his or her employment with Buyer or any of its Affiliates (including, after the Closing, the Subsidiaries), provided, however, that such prohibition shall not apply to any person who responds to a general solicitation.

(f)  Board Meeting; Duty to Recommend.

(i)  Proxy Statement. If the Seller's Stockholder Approval is required by the Rhode Island Division of Public Utilities and Carriers, as soon as reasonably

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practicable following the date of this Agreement, Seller shall prepare and file with the SEC a proxy statement in preliminary form (together with any amendments or supplements thereto, the “Proxy Statement”) in connection with obtaining the Seller's Stockholder Approval. Each of Seller and Buyer shall use their respective commercially reasonable efforts to furnish the information required to be included by the SEC in the Proxy Statement. After consultation with Buyer, Seller shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders as promptly as practicable following the date of this Agreement, and the parties shall respond promptly to any comments with respect to any other statement or schedule filed by them. No filing of, or amendment or supplement to, the Proxy Statement or any other statement or schedule will be made by Seller without providing Buyer a reasonable opportunity to review and comment on the portions thereof pertaining to the transactions contemplated by this Agreement. If at any time after the date the Proxy Statement is mailed to Seller's stockholders and prior to the Seller Meeting any information relating to Seller, Buyer or any of their respective affiliates, officers or directors, should be discovered by Seller or Buyer which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, rule or regulation, disseminated to the stockholders of Seller.

(ii)  Buyer Information. Buyer agrees that it will provide Seller with all information concerning Buyer necessary or reasonably appropriate to be included in the Proxy Statement.

(iii)  Seller's Stockholder Meeting. If the Seller's Stockholder Approval is required by the Rhode Island Division of Public Utilities and Carriers, Seller, acting through the board of directors of Seller, shall, in accordance with its certificate of incorporation and bylaws and with applicable law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC, and in no event later than 75 days after such date, a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement and the transactions contemplated hereby (the “Seller's Meeting”); provided, however, that in lieu of calling a special meeting, Seller shall be entitled to submit this Agreement and the transactions contemplated hereby to a vote of its stockholders at Seller's 2006 annual meeting of its stockholders (provided such annual meeting is held no later than May 15, 2006), in which case references herein to the “Seller's Meeting” shall be deemed references to Seller's 2006 annual meeting of its stockholders.

(iv)  Recommendation. Seller, acting through the board of directors of Seller, shall (a) recommend adoption of this Agreement and the transactions contemplated hereby and include such recommendation in the Proxy Statement, and (b) use its commercially reasonable efforts to solicit and obtain such adoption. Neither the board of directors of Seller nor any committee thereof shall directly or indirectly (x) withdraw (or amend or modify in a manner adverse to Buyer), or publicly propose to withdraw (or amend or modify

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in a manner adverse to Buyer), the approval, recommendation or declaration of advisability by the board of directors of Seller of this Agreement or the transactions contemplated hereby or (y) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Proposal.

Section 6.2  Covenants of Buyer.

Buyer agrees to observe and perform the following covenants and agreements:

(a)  Consents. Buyer will use its commercially reasonable efforts and act diligently to assist Seller in obtaining all necessary Consents required to consummate the transactions contemplated hereby in a timely manner, including any Consent required under any Legal Requirement or Contract applicable to the Business, and all Consents listed in Schedule 5.3, and will use its commercially reasonable efforts and act diligently to obtain all Consents described in Section 4.3 in a timely manner.

(b)  Access to Information. After Closing, Buyer will, and will cause its Representatives to, afford to Seller, including its Representatives, reasonable access to all books, records, files and documents related to the Business in order to permit Seller to prepare and file its Tax Returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any Proceedings relating to or involving Seller, any Subsidiary or the Business for which Seller may be responsible, to discharge its obligations under this Agreement and the other Related Documents to which it is a party and for other reasonable purposes and will afford Seller reasonable assistance in connection therewith. Buyer will cause such records to be maintained for not less than seven years from the Closing Date and will not dispose of such records without first offering in writing to deliver them to Seller; provided, however, that in the event that Buyer transfers all or a portion of the Business to any third party during such period, Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereof, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 6.2(b). In addition, on and after the Closing Date, at Seller’s request, Buyer shall make available to Seller and its Affiliates, employees, representatives and agents, those employees of Buyer requested by Seller in connection with any Proceeding, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (i) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Buyer and (ii) Seller shall reimburse Buyer for the out-of-pocket costs reasonably incurred by Buyer in making such employees available to Seller. Without limiting the application of Section 6.1(d), all documents or information furnished by Buyer or obtained by Seller or its Representatives hereunder shall be subject to Section 6.1(d).

(c)  Seller Guarantees and Surety Instruments. Buyer shall use its commercially reasonable efforts to assist Seller in obtaining full and complete releases on the guarantees, letters of credit, bonds and other surety instruments provided by Seller in connection with the Business or for the benefit of any Subsidiary, all of which have been listed by Seller on Schedule 6.2(c). For purposes of this Section 6.2(c), commercially reasonable efforts shall include: (i) Buyer’s assumption of the Contracts on the terms set forth in this Agreement; and (ii) an obligation on the part of Buyer to provide a guaranty, letter of credit, bond or other surety

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instrument at Closing to the extent required by any Contract assumed by Buyer or retained by any Subsidiary at Closing and, in general, no later than 90 days after the Closing Date but effective as of the Closing Date, an equivalent surety instrument to be substituted for any surety instrument provided by Seller to any beneficiary in connection with the Business or for the benefit of any Subsidiary. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates for any and all Losses (in each case without deduction or set off) incurred on account of Seller’s guarantees, letters of credit, bonds and other surety instruments on or after the Closing Date insofar as such Losses relate to any failure of Buyer or any Subsidiary to perform or discharge any Assumed Liability following the Closing.

Section 6.3  Governmental Filings.

(a)  HSR Act Filing. Buyer and Seller shall use reasonable efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days following the execution of this Agreement. Buyer and Seller shall supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer and Seller shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (the “Antitrust Authorities”) and take all other reasonable actions to obtain clearance from the Antitrust Authorities, or if such clearance cannot be obtained, to reach an agreement, settlement, consent providing for divestiture, a “hold separate” agreement, contractual undertakings with third parties or any other relief with the concerned Antitrust Authority in order to permit the consummation of the transactions contemplated by this Agreement. Buyer shall exercise its commercially reasonable efforts, and Seller shall cooperate fully with Buyer, to prevent the entry in any Proceeding brought by an Antitrust Authority or any Governmental Body of an Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Seller shall not oppose any efforts of Buyer, including Buyer’s proffer of consent to any Order, to complete lawfully the transactions contemplated by this Agreement, and shall cooperate in good faith with Buyer and the Antitrust Authorities to the same effect.  Notwithstanding the foregoing, neither party shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership (each, a “Divestiture”) relating (x) to the Business to the extent such Divestiture would have a Material Adverse Effect thereon, (y) to The Narragansett Electric Company to the extent that such Divestiture constitutes other than an immaterial restriction on the operations thereof, or (z) to any material business unit of such party or any subsidiary or Affiliate of such party to the extent that such Divestiture would have a material adverse effect thereon.

(b)  Other Regulatory Filings. Buyer and Seller will, as soon as reasonably practicable following the execution of this Agreement, but no later than twenty Business Days thereafter with respect to the joint application to the Rhode Island Division of Public Utilities and Carriers, prepare and file with each Governmental Body requests for such

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Consents as may be necessary for the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement. Buyer and Seller will diligently pursue such Consents and will cooperate with each other in seeking such Consents. To such end, the parties agree to make available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each party will promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Body from which any such Consent is required and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Body or, in connection with any Proceeding by a private party, with such other Person, and to the extent permitted by such Governmental Body or other Person, give the other party the opportunity to attend and to participate in such meetings and conferences. Neither party shall take any action in connection with obtaining any Consent from any Governmental Body that is intended to create, allocate, or shift to the other party any liability arising from the obtaining of such Consent. Notwithstanding the foregoing, neither party shall be required to agree to any divestiture of or material restriction on, a material business, a material asset or a material group of related assets that, in any such case, is owned or operated by it or any of its Affiliates.

(c)  Seller, with the full cooperation of Buyer, shall take all commercially reasonable actions necessary to effect the transfer or reissuance of any Permit required for the operation of the Assets and the Business, including, without limitation, all Environmental Permits, prior to the Closing Date, to the extent required by applicable Legal Requirements.

Section 6.4  Seller Marks. No later than 180 days after the Closing Date, Buyer shall cease using any names, marks, trade names, trademarks and corporate symbols and logos incorporating “Southern Union”, “Southern,” “SU,” “SUG,” “New England Gas Company” and “Negasco” (collectively and together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by Seller or any of its Affiliates (other than the Subsidiaries), the “Seller Marks”); shall use commercially reasonable efforts to remove from the Assets any and all Seller Marks and shall amend the relevant Organizational Documents of each Subsidiary to change the name of each Subsidiary to a name that does not include any Seller Mark or any name or term confusingly similar to any Seller Mark. Thereafter, except as required by Legal Requirement or Order or with the written consent of Seller, Buyer shall not use any Seller Mark or any name or term confusingly similar to any Seller Mark in connection with the sale of any products or services, in the corporate or doing business name of any of its Affiliates or otherwise in the conduct of its or any of its Affiliates’ businesses or operations. In the event that Buyer breaches this Section 6.4, Seller shall be entitled to specific performance of this Section 6.4 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

Section 6.5  Acknowledgment by Buyer.

In order to induce Seller to enter into and perform this Agreement and the Related Documents, Buyer acknowledges and agrees with Seller as follows:

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THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V OF THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND BY THE RELATED DOCUMENTS, AND THERE ARE NO REPRESENTATIONS, WARRANTIES, COVENANTS, UNDERSTANDINGS OR AGREEMENTS, ORAL OR WRITTEN, IN RELATION THERETO BETWEEN THE PARTIES OTHER THAN THOSE INCORPORATED HEREIN AND THEREIN. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT, BUYER DISCLAIMS RELIANCE ON ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ITS AFFILIATES OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS PROVIDED IN SECTIONS 5.11, 5.15, 5.16 AND 5.21 THERE ARE NO REPRESENTATIONS OR WARRANTIES OF SELLER WITH RESPECT TO THE CONDITION OF THE ASSETS, COMPLIANCE WITH ENVIRONMENTAL LAWS AND ENVIRONMENTAL PERMITS OR THE PRESENCE OR RELEASES OF HAZARDOUS MATERIAL IN THE FIXTURES, SOILS, GROUNDWATER, SURFACE WATER OR AIR ON, UNDER OR ABOUT OR EMANATING FROM ANY OF THE PROPERTIES OR ASSETS OF SELLER OR ANY SUBSIDIARY.

Section 6.6  Transition Plan.

Within 15 days after the execution date of this Agreement, Buyer shall deliver to Seller a list of its proposed representatives to a joint transition team, which shall include individuals with expertise from various functional specialties associated or involved in providing billing, payroll and other support services provided to the Business by any automated or manual process using facilities or employees that are not included among the Assets or Transferred Employees. Seller will add its representatives to such team within 15 days after receipt of Buyer’s list. Such team will be responsible for preparing as soon as reasonably practicable after the execution date of this Agreement, and timely implementing, a transition plan that will identify and describe substantially all of the various transition activities that the parties will cause to occur before and after the Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan, including the matters set forth on Exhibit 6.6. Buyer and Seller shall use their commercially reasonable efforts to cause their Representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan by no later than 60 days after the date of this Agreement. The terms and conditions governing such transition activities will be more fully set forth in a transition services agreement (the “Transition Services Agreement”) reasonably satisfactory to the parties, including the matters set forth on Exhibit 6.6, to be executed and delivered by Buyer and Seller at the Closing.

Section 6.7  Purchase of Leased Assets.

Buyer and Seller shall use commercially reasonable efforts to arrange for Buyer, on the Closing Date, to enter into new lease agreements covering the motor vehicles and other equipment listed on Schedule 6.7 and leased by the lessors to Seller and/or any Subsidiary as identified on Schedule 6.7 (the “Leased Assets”), or if unable to do so, then for Buyer to

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purchase any Leased Assets directly from any such lessor on, or promptly after, the Closing Date upon Buyer’s payment directly to any lessor of the purchase price for any of the Leased Assets under the applicable lease. Each party shall be responsible for one-half of any related transfer, registration, sales tax or similar fees associated with the transfer of such leases from Seller to Buyer.

Section 6.8  Meter Reading.

On and prior to the Closing Date, Seller shall read the customer meters in their normal cycle and in due course render the related bills to its customers served by the Business. Seller shall also read each daily read transportation customer meter (collectively, “Large Volume Meters”) on the day immediately preceding the Closing Date. Seller shall provide Buyer with the last meter reading from each of the Large Volume Meters made on the day immediately preceding the Closing Date as soon as practicable after the Closing Date. After the Closing Date, Buyer shall read the customer meters for their first time, in the normal cycle, and in due course render bills for service during the period between Seller’s last reading in the normal cycle and Buyer’s first reading in the normal cycle to the customers. Buyer shall determine the volume of gas sold by Seller prior to the Closing Date through Large Volume Meters by Seller’s meter readings on the day immediately preceding Closing Date. Buyer shall determine by allocation the volumes of gas sold by Seller through all meters other than Large Volume Meters, prior to the Closing Date, and the gas sold by Seller, on and after the Closing Date and prior to its first meter reading through meters without charts. Such allocation shall be consistent with Seller’s past practices for unbilled revenues. Once such determinations have been made by Buyer, the estimated amounts of accounts receivable and earned but unbilled revenue and any other related payables or liabilities shall be adjusted based upon such determinations for purposes of the Working Capital adjustment.

Section 6.9  Insurance.

(a)  At Buyer’s request, Seller agrees to use commercially reasonable efforts to assert and diligently pursue all rights to insurance coverage under the Policies (other than with respect to Workman’s Compensation and punitive damage policies) and any past insurance policies of Seller relating to the Business or the Assets (such Policies and past insurance policies shall collectively be referred to herein as the “Insurance Policies”) with respect to insured claims asserted prior to the Closing for matters included in the Assumed Liabilities pursuant to Section 2.2(b)(v). Seller retains the exclusive right, in its sole discretion, to make and settle insurance claims under past insurance policies for all matters, whether relating to Assumed Liabilities or Retained Liabilities. As part of any such settlement(s), Seller may relinquish all rights in and to such past insurance policies with respect to such matters, including Assumed Liabilities. Seller shall remit to Buyer insurance proceeds (net of Seller’s costs and expenses) obtained by Seller after Closing with respect to such insured claims allocable to the Assumed Liabilities, as determined by the insurers with whom such claims are settled (or in the absence of such allocation by the insurers, by Seller in proportion to the weight attributable to the claims related to the Assumed Liabilities to the totality of Seller’s claims to such insurers), but in no event shall Buyer be entitled to receive more than $4,000,000 (net of Seller’s costs and expenses) in the aggregate in respect of the Business under such past insurance policies. Subject to the preceding sentence, Seller agrees to use commercially reasonable efforts to negotiate with

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each of its insurance companies in order to provide Buyer the benefit of the coverage under the Policies for all claims asserted on or after the Closing Date (to the extent available) and to cooperate with Buyer with any efforts to obtain “tail” coverage, all at Buyer’s sole cost, with respect to any “claims made policies.” Seller shall provide access to Buyer to all of the non-privileged information relating to these matters and shall consult with Buyer on the progress thereof from time to time.

(b)  After the Closing, Buyer shall be responsible for, and neither Seller nor any of its Affiliates shall have any responsibility for, the payment of any deductible amounts or underlying limits attributable to the Insurance Policies for claims relating to Assumed Liabilities. Buyer acknowledges that certain of the Insurance Policies may require Seller or any of its Affiliates to provide an indemnity to the insurance carrier for deductible amounts and to provide collateral to secure such indemnity obligations. Buyer shall enter into an indemnification agreement in form mutually acceptable to Buyer and Seller wherein Buyer agrees to indemnify and hold harmless Seller or any of its Affiliates (as applicable) for any and all of the costs of maintaining such collateral and for any charges made against such collateral or indemnification payments in connection with claims arising or alleged to arise from the operations of the Business required to be paid by Seller of any of its Affiliates (as applicable) under or with respect to such Insurance Policies from and after the Closing Date.

(c)  Seller makes no representation or warranty with respect to the applicability, validity or adequacy of any Insurance Policies, and Seller shall not be responsible to Buyer or any of its Affiliates for the failure of any insurer to pay under such Insurance Policy.

(d)  Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policy. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against Seller or Buyer or any of their Affiliates in respect of payments made by one to the other under any Insurance Policy.

Section 6.10  Risk of Loss.

The risk of any loss, damage, impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing, and by Buyer at all times thereafter. If any such loss, damage, impairment, confiscation or condemnation occurs, Seller shall apply the proceeds of any insurance policy, judgment or award with respect thereto to impair, replace or restore the Assets as soon as possible to their prior condition; provided, however, anything contained in this Agreement to the contrary notwithstanding, Seller shall not be obligated to expend sums in excess of the proceeds of any insurance policy, judgment or award with respect to any loss, damage, impairment, confiscation or condemnation of any of the Assets in order to repair, replace or restore such Assets to their prior condition. The provisions of this Section 6.10 shall apply in the event (“Casualty Event”) of any damage or destruction to the Assets which would result in the nonsatisfaction of a condition precedent to Buyer's obligation to consummate this Agreement. If a Casualty Event shall occur, Buyer at its option, may proceed to close this Agreement on the Closing Date, in which event Seller shall pay or assign to Buyer the proceeds from any insurance policies

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covering Assets subject to the Casualty Event to the extent such proceeds are received by or payable to Seller and have not been used in or committed to the restoration or replacement of Assets subject to the Casualty Event as of the Closing Date.

Section 6.11  Outstanding Payments and Bank Accounts.

(a)  Notwithstanding anything contained herein to the contrary, (i) all of the bank accounts and lock boxes of Seller used in or in connection with the Business shall be considered “Assets” for the purposes of this Agreement and shall be transferred to Buyer at the Closing, (ii) any checks that are in the possession of Seller at the Closing that relate to accounts receivable (or any other asset) included in the Assets shall be transferred to Buyer at the Closing and (iii) any checks that are in the possession of Seller at the Closing that relate to accounts receivable (or any other asset) not included in the Assets shall be retained by Seller.

(b)  From and after the Closing, (i) if Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable (or any other asset) included in the Assets, Seller or its Affiliates shall remit any such amounts to Buyer as promptly as practicable but no later than ten (10) days after Seller or any of its Affiliates receives such sum, and (ii) Seller and its Affiliates shall promptly forward all mail, remittances, receipts or other mailings received by any of them relating to the Business to Buyer.

Section 6.12  Collective Bargaining Agreements.

Seller has advised Buyer that Seller (a) intends to negotiate a renewal or extension of that certain collective bargaining agreement listed on Schedule 6.12(a) and (b) intends to negotiate an early renewal or extension of that certain collective bargaining agreement listed on Schedule 6.12(b). Seller agrees to negotiate such renewals or extensions diligently to achieve commercially reasonable terms and conditions consistent with past practice. Seller shall give Buyer access to all information relating to the renewals or extensions of any such collective bargaining agreement and shall permit Buyer to consult with Seller and its counsel on the progress thereof from time to time. Notwithstanding the foregoing, Seller shall have discretion to conduct such negotiations in the manner consistent with the foregoing standards, but Seller shall not enter into any such renewal or extension without the prior written consent of Buyer , such consent not to be unreasonably withheld.

Section 6.13  Alternative Proposals.

(a)  Seller agrees that it shall not, and Seller shall cause its Affiliates and its and its Affiliates' respective Representatives not to, (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Alternative Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Seller or any of its Affiliates or afford access to the properties, books or records of Seller or any of its Affiliates to any Person that has made an Alternative Proposal or to any Person in contemplation of an Alternative Proposal, or (iii) accept an Alternative Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition

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agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Alternative Proposal or (B) requiring, intended to cause, or which could reasonably be expected to cause Seller to abandon, terminate or fail to consummate the sale and transfer of the Assets and Stock to Buyer or any other transaction contemplated by this Agreement.

(b)  Seller shall advise Buyer in writing promptly (but in no event more than the later of 24 hours after Seller's or any Affiliate's receipt thereof) of (i) any request for information by any Person in contemplation of an Alternative Proposal, (ii) any Alternative Proposal received from any Person, (iii) the terms and conditions of any such request or proposal, and (iv) the identity of the Person or group making any such request, Alternative Proposal or inquiry, and Seller shall promptly provide to Buyer copies of any written materials received in connection with any of the foregoing.

(c)  For purposes of this Agreement, “Alternative Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of any assets that constitute 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Business, or (ii) direct or indirect acquisition or purchase of any of the Stock; provided, however, that “Alternative Proposal” shall not be deemed to include any proposal to engage in any merger, consolidation, restructuring, or other business combination transaction, sale of shares of capital stock (other than any tracking or similar shares related in whole or in part to the Business or any part thereof), tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction involving Seller, so long as such transaction would not result in Seller ceasing to own and conduct all or any part of the Business or ceasing to own all or any part of the Assets or Stock.

(d)  Immediately after the execution and delivery of this Agreement, Seller shall, and shall instruct its Affiliates and its and their respective Representatives to, terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Alternative Proposal.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Seller’s Conditions Precedent to Closing.

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Seller:

(a)  Representations and Warranties True as of the Closing Date. Buyer’s representations and warranties in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, subject to changes expressly contemplated and permitted by this Agreement, except that representations and warranties made

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as of, or in respect of, only a specified date or period shall be true and correct in all material respects as of, or in respect of, such date or period.

(b)  Compliance with Agreements. The covenants, agreements and conditions required by this Agreement and the Employee Agreement to be performed and complied with by Buyer shall have been performed and complied with in all material respects prior to or at the Closing Date.

(c)  Certificate. Buyer shall execute and deliver to Seller a certificate of an authorized officer of Buyer, dated the Closing Date, stating that the conditions specified in Sections 7.1(a) and 7.1(b) of this Agreement have been satisfied.

(d)  Governmental Approvals. Buyer and Seller shall have each obtained all Consents of Governmental Bodies by Final Order that are required in order to consummate the transactions contemplated hereby and to transfer the Assets and the Stock to Buyer without Seller incurring material liability under any Legal Requirement or Order.

(e)  HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or have been terminated.

(f)  No Injunctions. On the Closing Date, there shall be no Orders that operate to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

(g)  Seller’s Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least two-thirds (2/3s) of the issued and outstanding shares of Seller's common stock (the “Seller’s Stockholder Approval”), if required by the Rhode Island Division of Public Utilities and Carriers.

(h)  Third Party Consents. Seller shall have obtained all Consents of Persons (other than Governmental Bodies) listed on Schedule 5.3 that are required in order to consummate the transactions contemplated hereby without incurring material liability to obtain such Consents and such Consents shall remain in full force and effect, other than those the failure of which to obtain or keep in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

(i)  Documents. Buyer shall have delivered or shall stand ready to deliver all the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder on or before the Closing Date, including pursuant to Section 8.1, and shall have taken such actions as Seller may have requested pursuant to Section 11.2.

(j)  Proceedings Seeking an Injunction. No action or proceeding initiated by any Governmental Body seeking an Order prohibiting the consummation of the transactions contemplated by this Agreement shall be pending.

Section 7.2  Buyer’s Conditions Precedent to Closing.

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The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)  Representations and Warranties. (i) the representations and warranties of Seller set forth in the first and second sentences of Section 5.4(a) and the first sentence of Section 5.5(a) of this Agreement shall be true and correct, in each case, both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time; and (ii) the representations and warranties of Seller set forth in this Agreement (other than the representations and warranties of Seller set forth in the first and second sentences of Section 5.4(a) and the first sentence of Section 5.5(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect.

(b)  Compliance with Agreements. The covenants, agreements and conditions required by this Agreement or the Employee Agreement to be performed and complied with by Seller shall have been performed and complied with in all material respects prior to or at the Closing Date.

(c)  Certificate. Seller shall execute and deliver to Buyer a certificate of an authorized officer of Seller, dated the Closing Date, stating that the conditions specified in Sections 7.2(a) and 7.2(b) of this Agreement have been satisfied.

(d)  Governmental Approvals. Buyer and Seller shall have each obtained all Consents of Governmental Bodies by Final Order that are required in order to consummate the transactions contemplated hereby. Such Consents of Governmental Bodies shall contain no condition that could reasonably be expected to have a material adverse effect on the Assets or the Business or Buyer or any of its Affiliates.

(e)  HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or have been terminated.

(f)  No Injunctions. On the Closing Date, there shall be no Orders that operate to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

(g)  Documents. Seller shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 8.1.

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(h)  No Material Adverse Effect. No occurrence or condition (alone or together with other occurrences or conditions) giving rise to a Material Adverse Effect shall have occurred since the date of this Agreement; for the avoidance of doubt, the failure of Buyer or its designee to have a tariff (including reasonable evidence of the existence of such tariff) sufficient to generate revenues to operate the Business after Closing will be deemed to be a Material Adverse Effect.

(i)  Third Party Consents. Seller shall have obtained all Consents of Persons (other than Governmental Bodies) that are required under any loan or credit agreement, note, mortgage, indenture, lease, license, charter or other agreement or instrument in order to consummate the transactions contemplated hereby and such Consents shall remain in full force and effect, other than those the failure of which to obtain or keep in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

(j)  Proceedings Seeking an Injunction. No action or proceeding initiated by any Governmental Body seeking an Order prohibiting the consummation of the transactions contemplated by this Agreement shall be pending.

ARTICLE VIII

CLOSING

Section 8.1  Closing.

The closing of the purchase and sale of the Assets (the “Closing”) will take place at the offices of Fleischman and Walsh, L.L.P., 1919 Pennsylvania Avenue, N.W., Suite 600, Washington, D.C. 20006, on the fifth business day after the date on which the conditions specified in Sections 7.1 and 7.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) are satisfied or waived, unless another time, date and place is agreed to in writing by the parties; provided, however, that neither Seller nor Buyer shall be required to close the transactions contemplated by this Agreement until all conditions to the obligations of Seller or Buyer, as the case may be, shall have been satisfied or waived in accordance with the provisions of Article VII. Buyer shall have the right to designate any of its Subsidiaries to execute any documents or perform any actions on its behalf pursuant to this Section 8.1; provided that such designation shall not relieve Buyer of any of its obligations hereunder. The date of the Closing is referred to in this Agreement as the “Closing Date.” The transactions to be consummated on the Closing Date shall be deemed to have been consummated as of 12:01 a.m., local time, on the Closing Date. At the Closing, the following events shall occur, each event being deemed to have occurred simultaneously with the other events.

(a)  Bill of Sale; Collective Bargaining Agreement Assignment and Assumption. Seller and Buyer shall execute and deliver a bill of sale and assignment and assumption agreement in a form reasonably acceptable to the parties. Seller and Buyer shall execute and deliver assignment and assumption agreements relating to all collective bargaining agreements listed on Schedule 5.14(a) (or any successor agreement entered into in accordance with Section 6.12 of this Agreement) in a form reasonably acceptable to the parties.

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(b)  Stock Certificates; Resignations; FIRPTA. Seller shall deliver to Buyer: (i) the certificates representing the Stock, duly and validly endorsed to or registered in the name of Buyer or its nominees or accompanied by separate stock powers duly and validly executed by Seller, (ii) letters of resignation, effective as of the Closing Date, from each director and each officer of each Subsidiary and (iii) a certification of its non-foreign status as set forth in Section 1445 of the IRC and the Treasury regulations promulgated thereunder.

(c)  Transition Services Agreement. Seller and Buyer shall execute and deliver the Transition Services Agreement in a form reasonably acceptable to the parties.

(d)  Litigation Support Agreement. Seller and Buyer shall execute and deliver the Litigation Support Agreement, substantially in the form attached hereto as Exhibit 8.1(d).

(e)  Payment of Estimated Purchase Price. Buyer will pay to Seller an amount equal to the Estimated Purchase Price by wire transfer, in lawful money of the United States of America in immediately available funds, to such account as Seller shall have designated by notice to Buyer. Notwithstanding any other provision of this Agreement, if Seller does not deliver the certificates described in clause (iii) of Section 8.1(b) at or prior to the Closing, Buyer shall be permitted to withhold from the Estimated Purchase Price the amount required to be withheld pursuant to Section 1445 of the IRC as calculated by Buyer in good faith.

(f)  Other Related Documents. To the extent consistent with the other provisions of this Agreement, Seller (or the appropriate Affiliate of Seller) and Buyer shall execute and deliver such other Related Documents and shall obtain and deliver such other certificates reasonably requested by a party that are necessary in order to satisfy any applicable Legal Requirements relating to the transfer of the Assets or the Stock to Buyer or the assumption of the Assumed Liabilities by Buyer; provided, however, that nothing in this clause (f) shall obligate Seller or any Affiliate of Seller to execute or deliver any document that affects, in a manner adverse to Seller, Seller’s liability to Buyer as expressed herein.

ARTICLE IX

TERMINATION

Section 9.1  Termination Rights.

This Agreement may be terminated in its entirety at any time prior to the Closing:

(a)  By the mutual written agreement of Seller and Buyer;

(b)  By Buyer, on the one hand, or Seller, on the other hand, in writing if there shall be in effect a nonappealable Order prohibiting, enjoining or restricting the transactions contemplated by this Agreement;

(c)  By either party in writing if there shall have been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the

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part of the other party, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(c) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.2(a) (in the case of a breach of representation or warranty by Seller) or Section 7.1(a) (in the case of a breach of representation or warranty by Buyer) and provided, further, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(d)  By either party in writing if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(e)  By either party in writing if the Closing has not occurred by August 25, 2006 (the “Upset Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided further that in the event either party's conditions precedent to Closing set forth in Sections 7.1(d) or 7.1(e) or Sections 7.2(d) or 7.2(e) have not been satisfied prior to the Upset Date but are reasonably capable of being satisfied thereafter, then either party may, following written notice to the other, extend the Upset Date in thirty day increments (up to an aggregate of 120 days);

(f)  By Seller, if at Closing Buyer fails to make the payments required to be made by Buyer at Closing; or

(g)  By Buyer, on the one hand, or Seller, on the other hand, in writing if Seller’s Stockholder Approval is not obtained upon the taking of such vote at the Southern Union Company stockholders’ meeting held for the purposes of obtaining such Seller’s Stockholder Approval or any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to Seller if it has not complied with its obligations under Section 6.1(f).

Section 9.2  Limitation on Right to Terminate; Effect of Termination.

(a)  A party shall not be allowed to exercise any right of termination pursuant to Section 9.1 if the event giving rise to the termination right shall be due to the willful failure of such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements hereunder to be performed or observed by such party.

(b)  If this Agreement is terminated as permitted under Section 9.1, such termination shall be without liability of or to any party to this Agreement, or any shareholder or Representative of such party; provided, however, that if such termination shall

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result from the willful failure of any party to fulfill a condition to the performance of any other party or to perform a covenant of this Agreement or from a material and willful breach by any party to this Agreement (it being understood that the failure to cure a breach shall not, by itself, be a willful breach of this Agreement), then such party shall (subject to the last sentence of this Section 9.2(b)) be fully liable for any and all damages sustained or incurred by the other party. If prior to Closing either party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing party in such proceedings shall be entitled to recover all costs incurred by such party including reasonable attorney’s fees, in addition to any other relief to which such party may be entitled; provided, however, and notwithstanding anything to the contrary in this Section 9.2(b), in no event shall either party be entitled to receive any punitive, exemplary, special, remote, speculative, indirect or consequential damages (including any damages on account of lost profits or opportunities) in connection with any termination of this Agreement.

ARTICLE X

EMPLOYEE MATTERS

Section 10.1  Employee Agreement.

The parties have addressed the transfer of employees and employee benefit matters in a separate agreement, entitled Employee Agreement, executed and delivered of even date herewith, the terms and provisions of which agreement are incorporated into this Agreement as if fully set forth herein and a copy of which is attached hereto as Exhibit 10.1 (the “Employee Agreement”).

ARTICLE XI

TAX MATTERS

Section 11.1  Purchase Price Allocation.

Within 180 days after the Closing Date, Buyer and Seller shall use their good faith efforts to agree upon the allocation (the “Allocation”) of the Purchase Price to the individual assets or classes of assets within the meaning of Section 1060 of the IRC and the Treasury Regulations thereunder. If Buyer and Seller agree to such Allocation, Buyer and Seller covenant and agree that (a) the values assigned to the assets by the parties’ mutual agreement shall be conclusive and final for all purposes, (b) neither Buyer nor Seller will take any position before any Governmental Body or in any Proceeding that is in any way inconsistent with such Allocation and (c) Buyer and Seller shall file all federal, state, local and foreign Tax Returns and IRS Forms 8594 and 8883 (and any similar forms required for state or local Tax purposes) in accordance with the Allocation. Notwithstanding the foregoing, if Buyer and Seller cannot agree to an Allocation, Buyer and Seller covenant and agree to file, and to cause their respective Affiliates to file, all Tax Returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the IRC and any Treasury regulations promulgated thereunder) consistent with each of such party’s good faith Allocations, unless otherwise required because of a change in any Legal Requirement. Each of Buyer and Seller agrees to provide the other promptly with any other information reasonably required to complete Form 8594 and Form 8883 (and any similar forms required for state or local Tax

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purposes). Each of Buyer and Seller shall notify the other in the event of an examination, audit or other proceeding regarding the Allocation determined under this Section 11.1.

Section 11.2  Cooperation with Respect to Like-Kind Exchange.

Buyer agrees that Seller may, at Seller’s election prior to the Closing Date, direct that all or a portion of the Purchase Price be delivered to a “qualified intermediary” (as defined in Treasury Regulation Section 1.1031(k) - 1(g)(4)) in order to enable Seller’s relinquishment of the Assets to qualify as part of a like-kind exchange of property covered by Section 1031 of the IRC. If Seller so elects, Buyer shall cooperate with Seller in connection with Seller’s efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller requests in order to enable Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the IRC (including any actions required to facilitate the use of a “qualified intermediary”); provided, however, that Buyer shall have no obligation to take (or agree to take) any action that, in its reasonable discretion, may create any adverse consequences to Buyer, including but not limited to adverse Tax, financial or regulatory consequences for the transactions contemplated by this Agreement. Notwithstanding anything herein, the structuring of the transactions in a manner that qualifies the transactions as part of a like-kind exchange shall not be a condition to Closing. Buyer agrees that Seller may assign all or part of its rights and delegate all or part of its obligations under this Agreement to a person or entity acting as a qualified intermediary to qualify the transfer of the Assets as part of a like-kind exchange of property covered by Section 1031 of the IRC. Any and all representations, obligations, agreements, warranties and covenants made by Seller to Buyer in connection with this Agreement shall remain in full force and effect and continue to inure to the benefit of Buyer, notwithstanding any assignment of this Agreement to a third party in connection with such Section 1031 exchange. Nothing in this Section 11.2 shall in any manner relieve Seller from any of its obligations under this Agreement, and Seller shall remain primarily liable to Buyer pursuant to the terms of this Agreement. Buyer and Seller agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Buyer or Seller; provided that such efforts do not result in an unreasonable delay in the consummation of the transactions contemplated by this Agreement. Seller shall indemnify and hold Buyer harmless from any out-of-pocket cost or expense (including but not limited to legal fees, opinions of counsel or other costs incurred in implementing any transaction under this Section 11.2), or any obligation or liability incurred by Buyer in connection with any action taken by Buyer under Section 11.2 or such Section 1031 exchange. Notwithstanding anything to the contrary in this Section 11.2, in no event shall Seller transfer title to any of the Assets to any Person other than directly to Buyer or its designee.

Section 11.3  Transaction Taxes.

All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including, but not limited to, all applicable stock transfer, real estate transfer or gains Taxes and including any penalties, interest and additions to such tax) (“Transaction Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne one-half by Buyer and one-half by Seller, regardless of whether the Tax authority seeks to collect such Taxes from Seller or Buyer. Buyer and Seller shall cooperate in timely making and filing all Tax Returns as may be required to comply with

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the provisions of laws relating to such Transaction Taxes. Seller shall prepare all tax filings related to any Transaction Taxes. Fifteen days prior to making such filings, Seller shall provide to Buyer Seller’s work papers for Buyer’s review and approval. Buyer shall also be responsible for (a) administering the payment of such Transaction Taxes, (b) defending or pursuing any proceedings related thereto and (c) paying any expenses related thereto. Seller shall give prompt written notice to Buyer of any proposed adjustment or assessment of any Transaction Taxes with respect to the transaction, or of any examination of said transaction in a sales, use, transfer or similar Tax audit. In any proceedings, whether formal or informal, Seller shall permit Buyer to participate and control the defense of such proceeding and shall take all actions and execute all documents required to allow such participation. Seller shall not negotiate a settlement or compromise of any Transaction Taxes without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

Section 11.4  Real and Personal Property Taxes.

All real (including public utility realty tax) and personal property Taxes and assessments arising with respect to the Assets and the assets of Subsidiary and any similar utility Taxes of any other jurisdiction shall be prorated between Buyer and Seller based on the relative periods of time the Assets were owned by each respective party or their respective Affiliates during the fiscal period for which such Taxes are imposed by the applicable taxing jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction, but in the case of Taxes imposed based on the specific day of ownership of assets, a fiscal period shall be deemed to be the 365 day period ending with such date). Upon receipt by Buyer of the tax bill, invoice or other statement regarding such real and personal property Taxes, Buyer shall calculate the pro rata share of such tax bill, invoice or other statement attributable to Buyer and Seller. Buyer then shall forward, as soon as practicable, to Seller a copy of such tax bill, invoice or statement along with the supporting documentation relating to the calculation of the pro rata share to Seller. Seller then shall forward to Buyer payment in immediately available funds of its pro rata share of such Taxes as soon as practicable in advance of the due date of the tax bill, invoice or statement and in time to avoid the incurrence of penalties or interest. Upon its receipt of such payment, Buyer will pay the full amount of the tax bill, invoice or statement to the applicable taxing authority. In the event Seller first receives a tax bill, invoice or statement relating to the Assets from a taxing authority, Seller shall immediately forward such tax bill, invoice or statement to Buyer.

Section 11.5  Other Taxes.

Except as otherwise provided in Sections 11.3 and 11.4, Seller shall indemnify Buyer from and against and in respect of any and all losses incurred by Buyer, which may be imposed on, sustained, incurred or suffered by or assessed against Buyer, directly or indirectly, to the extent relating to or arising from (a) all Taxes (or the non-payment thereof) of Seller and its Subsidiaries or with respect to the Assets for all taxable periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller or any its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or

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foreign law or regulation, (c) any and all Taxes of any Person (other than Seller and its Subsidiaries) imposed on Seller or its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing, (d) any Taxes of Seller that do not relate to the Business or the Assets purchased pursuant to this Agreement, and (e) any breach or inaccuracy in the representations and warranties set forth in Section 5.9.

Section 11.6  Straddle Period.

In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Seller and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Seller or its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Seller and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 11.7  Cooperation on Tax Matters.

Buyer, the Seller and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article XI and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 11.8  Tax Returns.

Except as otherwise provided in Sections 11.3 and 11.4,

(a)  Seller shall prepare and file or cause to be prepared and filed when due (including extensions) all Tax Returns that are required to be filed by the Seller or the Subsidiaries with respect to the Assets or Subsidiaries for taxable years or periods ending on or before the Closing Date, and Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice.

(b)  Buyer shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by the Subsidiaries or with respect to the Assets for taxable years or periods ending after the Closing Date, and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

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(c)  Upon the written request of Buyer setting forth in detail the computation of the amount owed, Seller shall pay to Buyer, no later than five (5) days prior to the due date for the applicable Tax Return, the Taxes for which Seller is liable pursuant to Section 11.5 but which are payable with any Tax Return to be filed by Buyer with respect to any Straddle Period.

Section 11.9  Effect of Indemnity Payments.

Buyer and Seller hereby agree that any and all indemnity payments made pursuant to this Agreement shall, to the maximum extent permitted by applicable law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 11.10  Survival of Obligations.

Notwithstanding any other provision of this Agreement, the obligations of Buyer and Seller set forth in this Article XI shall not be subject to any restrictions or limitations other than those expressly set forth in this Article XI and shall survive the Closing.

Section 11.11  Dispute Resolution.

In the event that Seller and Buyer disagree as to the amount or calculation of any payment to be made under this Agreement relating to Taxes, or the interpretation or application of any provision under this Agreement relating to Taxes, the Parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) days following the commencement of the dispute, Seller and Buyer shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, Seller and Buyer shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Seller and Buyer.

Section 11.12  Termination of Tax Agreements.

All Tax allocation, Tax sharing, Tax indemnity or similar agreements between Seller or any of its Affiliates (other than the Subsidiaries), on the one hand, and the Subsidiaries, on the other hand, shall be terminated with respect to the Subsidiaries prior to the Closing Date, and, after the Closing Date, neither Seller or any of its Affiliates (other than the Subsidiaries), on the one hand, nor the Subsidiaries, on the other hand, shall be bound thereby or have any further liability or obligation thereunder to the other party with respect to periods prior to the Closing Date.

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ARTICLE XII

INDEMNIFICATION

Section 12.1  Indemnification by Seller.

From and after Closing and subject to the other provisions of this Article XII, Seller shall indemnify and hold harmless Buyer, its Representatives, Affiliates (which after the Closing shall include the Subsidiaries), successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses actually incurred by a Buyer Indemnitee, and resulting from:

(a)  (i) any representations and warranties made by Seller in this Agreement or in any certificate furnished by or on behalf of Seller to Buyer pursuant to this Agreement not being true and correct when made, or (ii) any representations and warranties made by Seller in this Agreement not being true and correct as of the Closing Date, each of which representations and warranties will be deemed for purposes of this Section 12.1(a)(ii) to have been made by Seller as of the Closing Date, except that those representations and warranties that are made as of a specific date will be deemed for purposes of this Section 12.1(a)(ii) to have been made by Seller as of such date;

(b)  any breach or default by Seller in the performance of its covenants, agreements, or obligations under this Agreement, the Employee Agreement or the Transition Services Agreement;

(c)  the Retained Liabilities; and

(d)  the Excluded Assets.

Section 12.2  Indemnification by Buyer.

From and after Closing and subject to the other provisions of this Article XII, Buyer shall indemnify and hold harmless Seller, its Representatives, Affiliates, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against any and all Losses actually incurred by a Seller Indemnitee, and resulting from:

(a)  (i) any representations and warranties made by Buyer in this Agreement or in any certificate furnished by or on behalf of Buyer to Seller pursuant to this Agreement not being true and correct when made, or (ii) any representations and warranties made by Buyer in this Agreement not being true and correct as of the Closing Date, each of which representations and warranties will be deemed for purposes of this Section 12.2(a)(ii) to have been made by Buyer as of the Closing Date, except that those representations and warranties that are made as of a specific date will be deemed for purposes of this Section 12.2(a)(ii) to have been made by Buyer as of such date;

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(b)  any breach or default by Buyer in the performance of its covenants, agreements, or obligations under this Agreement, the Employee Agreement or the Transition Services Agreement; and

(c)  the Assumed Liabilities.

Section 12.3  Limitations on Seller’s Liability.

Notwithstanding anything to the contrary in this Agreement, the liability of Seller under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

(a)  EXCEPT TO THE EXTENT ARISING OUT OF FRAUD, IN NO EVENT SHALL SELLER BE LIABLE TO THE BUYER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; provided, however, that if Buyer is held liable to a third party for any of such damages and Seller is obligated to indemnify Buyer for the matter that gave rise to such damages, then Seller shall be liable for, and obligated to reimburse Buyer for, such damages.

(b)  Notwithstanding anything in this Agreement to the contrary, for purposes of Section 12.1 and this Section 12.3, (x) a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect (which instead will be read as adverse effect or change) or similar language, or any dollar limitation or threshold and (y) the amount of Losses in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (x), shall be determined without regard to any limitation or qualification as to materiality, Material Adverse Effect (which instead will be read as adverse effect or change) or similar language or any dollar limitation or threshold set forth in such representation or warranty.

(c)  Except as provided below, the representations and warranties of Seller set forth in this Agreement shall survive the Closing until the date that is eighteen months after the Closing Date; provided however, that (i) the representations and warranties set forth in Section 5.2 (Authority Relative to this Agreement and Binding Effect), in the first two sentences of Section 5.4(a) (Capitalization of the Subsidiaries; Title to Stock), in Section 5.5(a) (Title to Assets; Encumbrances), and in Section 5.18 (Brokers) shall survive indefinitely, (ii) the representations and warranties set forth in Section 5.9 (Taxes) shall survive for a period equal to the applicable statute of limitations for the taxable year for each Tax (giving effect to any extensions or waivers thereof), and (iii) the representations and warranties set forth in Section 5.15 (Environmental Matters) shall survive until the second anniversary of the Closing Date. The other terms of this Agreement and the agreements delivered in connection herewith shall survive the Closing. All representations and warranties, covenants and agreements of Seller under this Agreement and the indemnities granted by Seller in Section 12.1 shall terminate at

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5:00 p.m., East Coast time, on the applicable survival termination date set forth above; provided, however, that such indemnities shall survive with respect only to any specific matter that is the subject of a proper Claim Notice delivered in good faith in compliance with the requirements of this Section 12.3 until the earlier to occur of (i) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached, including the determination of all related Losses, if any, regardless of when such Losses are finally determined or (ii) the date on which the matter described in such Claim Notice has otherwise reached final resolution, including the determination of all related Losses, if any, regardless of when such Losses are finally determined. In no event shall any amounts be recovered from Seller under Section 12.1 or otherwise for any matter for which a Claim Notice is not delivered to Seller prior to the close of business on the applicable expiration date set forth above.

(d)  Notwithstanding anything to the contrary in this Agreement, in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable in any way whatsoever to the Buyer Indemnitees, for any Losses (determined after giving effect to the other provisions of this Section 12.3) otherwise subject to indemnification by Seller pursuant to Section 12.1(a) (other than in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in the first two sentences of Section 5.4(a) or in Sections 5.5(a) or (c), which claims shall not be subject to the limitations set forth in this Section 12.3(d)) until the Buyer Indemnitees have incurred Losses otherwise indemnifiable pursuant to Section 12.1(a) that in the aggregate exceed Five Million Dollars ($5,000,000) (the “Deductible”), after which Seller shall then be liable for all Losses incurred by the Buyer Indemnitees that are indemnifiable pursuant to Section 12.1(a) in excess of such amount up to the maximum amount set forth in Section 12.3(e). Losses subject to indemnification by Seller pursuant to Section 12.1(a) (other than in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in the first two sentences of Section 5.4(a) or in Section 5.5(a)) relating to any single breach or series of related breaches by Seller shall not constitute Losses, and therefore shall not be applied toward the Deductible or be indemnifiable hereunder, unless such Losses relating to any single breach or series of related breaches exceed $20,000.

(e)  Notwithstanding anything to the contrary in this Agreement, (i) in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable in any way whatsoever to the Buyer Indemnitees, for any Losses (determined after giving effect to the other provisions of this Section 12.3) otherwise subject to indemnification by Seller pursuant to Section 12.1(a) (other than in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in the first two sentences of Section 5.4(a) or in Sections 5.5(a) or (c)) that in the aggregate exceed One Hundred Million Dollars ($100,000,000), and (ii) in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable in any way whatsoever to the Buyer Indemnitees, for any Losses (determined after giving effect to the other provisions of this Section 12.3) otherwise subject to indemnification by Seller pursuant to Section 12.1(a) (solely in respect of any claim for any inaccuracy or breach (or deemed inaccuracy or breach) of the representations and warranties contained in the first two sentences of Section 5.4(a) or in Sections 5.5(a) or (c)) that in the aggregate exceed the Purchase Price; provided, however, that in the event Seller makes any indemnification payment to any Buyer Indemnitee for any Loss pursuant to Section 12.1(a), regardless of whether such claim is for any inaccuracy or breach (or deemed inaccuracy or

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breach) of the representations and warranties contained in the first two sentences of Section 5.4(a) or in Sections 5.5(a) or (c), then the amount of such payment shall be credited against each of the limitations set forth in clause (i) and clause (ii) of this Section 12.3(e).

(f)  Seller shall have no liability for any portion of any claim or Loss for which (i) Buyer receives or is entitled to receive (and which are collectible) any insurance proceeds or any indemnity, contribution or other similar payment from any other insurer or other third party (whether in a lump sum or stream of payments) or (ii) Buyer recovers or is entitled to recover through rates, provided that Buyer shall have made a good faith effort to recover any such claim or loss through rates and that such recovery is not indeterminable due to the terms of any rate settlement agreed to by Buyer. No cost or expense relating to any such claim or Loss that is actually recovered on the basis of the foregoing shall be included in determining the extent of Losses suffered by the Buyer Indemnitees for purposes of Section 12.3(c) or Section 12.3(d). Buyer agrees to use its commercially reasonable efforts to give timely and effective written notice to the appropriate insurance carrier(s) of any occurrence or circumstances that, in the judgment of Buyer consistent with its customary risk management practices, appear likely to give rise to a claim against Buyer that is likely to involve one or more insurance policies of Buyer. Any such notice shall be given in good faith by Buyer without regard to the possibility of indemnification payments by Seller under Section 12.1, and shall be processed by Buyer in good faith and in a manner consistent with its risk management practices involving claims for which no third party contractual indemnification is available. Buyer agrees that (x) if it is entitled to receive payment from Seller for a Loss, and (y) if Buyer has obtained insurance that may cover the claim or matter giving rise to such Loss, then (z) such insurance shall be primary coverage and Buyer will make a claim under such insurance (if such claim can be made in good faith) before enforcing its right to receive payment from Seller. If at any time subsequent to the receipt by a Buyer Indemnitee of an indemnity payment from Seller hereunder, such Buyer Indemnitee (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it receives such indemnity payment, such Buyer Indemnitee shall promptly pay to Seller an amount equal to the amount of such recovery, less any expense incurred by such Buyer Indemnitee (or its Affiliates) in connection with such recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

(g)  Notwithstanding any language contained in any Related Document (including deeds and other conveyance documents relating to the Real Property), the representations and warranties of Seller set forth in this Agreement will not be merged into any such Related Document and the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement shall control. No provision set forth in any such Related Document shall be deemed to enlarge, alter or amend the terms or provisions of this Agreement.

Section 12.4  Limitation on Buyer’s Liability.

EXCEPT TO THE EXTENT ARISING OUT OF FRAUD, IN NO EVENT SHALL BUYER BE LIABLE TO THE SELLER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; provided, however, that if Seller is held liable to a third party for any of such damages and Buyer is obligated to indemnify Seller for the matter that gave rise to such damages, then Buyer shall be liable for, and obligated to reimburse Seller for, such damages.

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Section 12.5  Claims Procedure.

(a)  All claims for indemnification under Section 12.1 or 12.2, or any other provision of this Agreement except as otherwise expressly provided in this Agreement, shall be asserted and resolved pursuant to this Article XII. Any Person claiming indemnification hereunder is referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Losses are asserted against or sought to be collected from or threatened to be sought from an Indemnified Party by a third party, including a Governmental Body, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party’s ability to defend against the Losses is not prejudiced. The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall reasonably deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

(b)  The Indemnified Party shall provide reasonable assistance to the Indemnifying Party and provide access to its books, records and personnel as the Indemnifying Party reasonably requests in connection with the investigation or defense of the Losses. The Indemnifying Party shall promptly upon receipt of reasonable supporting documentation reimburse the Indemnified Party for out-of-pocket costs and expenses incurred by the latter in providing the requested assistance.

(c)  With regard to third party claims for which Buyer or Seller is entitled to indemnification under Section 12.1 or 12.2, such indemnification shall be paid by the Indemnifying Party upon (i) the entry of an Order against the Indemnified Party and the expiration of any applicable appeal period or (ii) a settlement with the consent of the

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Indemnifying Party, provided that no such consent need be obtained if the Indemnifying Party fails to respond to the Claim Notice as provided in Section 12.5(a). Notwithstanding the foregoing but subject to Section 12.5(a), and provided that there is no dispute as to the applicability of indemnification, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party as if such expenses are a liability of the Indemnifying Party.

Section 12.6  Exclusive Remedy.

Except (i) for claims arising out of fraud or criminal misrepresentation, and (ii) as otherwise provided in Sections 3.2(b), 6.4, 9.2 or 11.11, the rights, remedies and obligations of the Buyer Indemnitees and the Seller Indemnitees set forth in this Article XII will be the exclusive rights, remedies and obligations of such Persons after the Closing with respect to all post-Closing claims relating to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby. Except as provided above, no Proceeding for termination or rescission, or claiming repudiation, of this Agreement may be brought or maintained by either party against the other following the Closing Date no matter how severe, grave or fundamental any breach, default or nonperformance may be by one party. Accordingly, except as otherwise provided in this Section 12.6, the parties hereby expressly waive and forego any and all rights they may possess to bring any such Proceeding.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1  Expenses.

Except as otherwise specifically provided herein, each party will pay all costs and expenses of its performance of and compliance with this Agreement, provided, however, that notwithstanding anything to the contrary contained herein, Buyer will pay the filing fees associated with the HSR Act.

Section 13.2  Notices.

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt if either (a) personally delivered with written acknowledgment of such receipt, (b) sent by prepaid first class mail, and registered or certified and a return receipt requested, as of the date such receipt indicates by signature, (c) sent by overnight delivery via a nationally recognized carrier with written acknowledgment of such receipt or (d) by facsimile with, and as of the date of, completed transmission being acknowledged:

If to Seller, to:

Southern Union Company
5444 Westheimer Road
Houston, TX 77056
Attention: Julie H. Edwards
SVP and CFO
Telecopier: (713) 989-1166

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with a copy (which shall not constitute notice), to:

Southern Union Company
5444 Westheimer Road
Houston, TX 77056
Attention: Monica M. Gaudiosi,
SVP and Associate General Counsel
Telecopier: (713) 989-1213

and a copy (which shall not constitute notice) to:

Fleischman and Walsh, L.L.P.
1919 Pennsylvania Avenue, N.W., Suite 600
Washington, D.C. 20006
Attention: Seth M. Warner, Esquire
Telecopier: (202) 265-5706

If to Buyer, to:

National Grid USA
25 Research Dr.
Westborough, MA 01582
Attention: John Cochrane
Treasurer and Chief Financial Officer
Facsimile: 508 389-2605

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1600 Smith, Suite 4400
Houston, Texas 77002
Telephone: (713) 655-5100
Facsimile: (713) 655-5200
Attn: Frank Ed Bayouth II

and

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036-6522
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Attn: Sheldon S. Adler

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or at such other address or number as shall be given in writing by a party to the other party.

Section 13.3  Assignment.

This Agreement may not be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party hereto, such consent not to be unreasonably withheld; provided, however, in the event of any such assignment by a party by operation of law without the consent of the other party as required above, such other party may consent to such assignment after it has occurred and, in such event, this Agreement and all the provisions hereof shall be binding upon the Person receiving such assignment by operation of law. Notwithstanding the foregoing, Seller may assign all or part of its rights or delegate all or part of its duties under this Agreement, without the prior written consent of Buyer, to a qualified intermediary chosen by Seller to structure all or part of the transactions contemplated hereby as a like-kind exchange of property covered by Section 1031 of the IRC; provided that no such assignment or delegation shall relieve Seller of its obligations hereunder, and Seller shall remain primarily liable to Buyer pursuant to the terms of this Agreement.

Section 13.4  Successor Bound.

Subject to the provisions of Section 13.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 13.5  Governing Law.

The validity, performance, and enforcement of this Agreement and all Related Documents, unless expressly provided to the contrary, shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law of such state.

Section 13.6  Cooperation.

Each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the parties hereto.

Section 13.7  Construction of Agreement.

The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the

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executed draft or any earlier draft of this Agreement. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof. The word “including” in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified.

Section 13.8  Publicity.

Neither party hereto shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other party.

Section 13.9  Waiver.

Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

Section 13.10  Parties in Interest.

This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder provided, however, that the indemnification provisions in Article XII shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.

Section 13.11  Section and Paragraph Headings.

The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 13.12  Amendment.

This Agreement may be amended only by an instrument in writing executed by the parties hereto.

Section 13.13  Entire Agreement.

This Agreement, the Exhibits and Schedules hereto and the documents specifically referred to herein and the Confidentiality Agreement constitute the entire agreement, understanding, representations and warranties of the parties hereto, and supersede all prior agreements, both written and oral, between Buyer and Seller. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or Section, be deemed to be disclosed with respect to that other paragraph or Section whether or not any explicit cross-reference appears therein but only to the extent that such relevance is clearly and readily apparent from the face of such disclosure; provided, however, that notwithstanding the foregoing, no disclosures shall be deemed to be disclosed on Schedule 5.21 except for such disclosures explicitly set forth thereon or explicitly incorporated by reference into Schedule 5.21.

Section 13.14  Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 13.15  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 13.16  Consent to Jurisdiction.

The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan and the federal courts of the United States of America located in the Southern District of the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent

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permitted by applicable law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

[signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

SOUTHERN UNION COMPANY

By: /s/ Julie H. Edwards
Julie H. Edwards
Senior Vice President and Chief Financial Officer

NATIONAL GRID USA

By: /s/ Michael E. Jesanis
Michael E. Jesanis
President and Chief Executive Officer

[Signature page to Purchase and Sale Agreement between
Southern Union Company and National Grid USA]

EXECUTION COPY

EMPLOYEE AGREEMENT

This EMPLOYEE AGREEMENT (this “Agreement”), is made as of the 15th day of February, 2006, by and between SOUTHERN UNION COMPANY, a Delaware corporation (“Seller”), and National Grid USA, a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the Business;

WHEREAS, Seller and Buyer have entered into the Purchase and Sale Agreement, dated as of February 15, 2006 (the “Sale Agreement”), in which this Agreement is incorporated by reference;

WHEREAS, Buyer intends to offer, or cause an Affiliate of Buyer to offer, employment to all persons who are employed in the Business; and

WHEREAS, Seller and Buyer have determined that it is desirable to provide detail with respect to the manner in which assets and liabilities will be allocated by and among Seller and Buyer in connection with the transactions contemplated by the Sale Agreement with respect to Employees and Former Employees;

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 General. Capitalized terms used in this Agreement (including Schedules to this Agreement) not defined herein shall have the meanings ascribed to them in the Sale Agreement. For purposes of this Agreement (including Schedules to this Agreement), the following terms shall have the meanings set forth below.

“Base Compensation” shall mean an Employee’s base hourly wages or base salary, as applicable.

“COBRA” shall mean the continuation coverage requirements for group health plans under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in IRC Section 4980B and ERISA Sections 601-608.

“Collective Bargaining Agreements” shall mean (1) the Collective Bargaining Agreement between New England Gas Company and United Steelworkers of America, AFL-CIO-CLC, on behalf of United Steelworkers of America, Local 12431-01, (2) the Collective Bargaining Agreement between Southern Union Company d/b/a New England Gas Company

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and United Steelworkers of America, AFL-CIO-CLC, on behalf of United Steelworkers of America Local 12431-02, and (3) the Collective Bargaining Agreement between New England Gas Company and Utility Workers Union of America, AFL-CIO, and Local Union No. 472.

“Continuation Period” shall mean the one-year period following the Closing Date.

“Employee” shall mean a person who is a full-time or part-time employee of Seller, whether or not covered by a Collective Bargaining Agreement, whose responsibilities pertain primarily to the Business on the Closing Date, including an employee who is not actively at work on the Closing Date because the employee is on workers’ compensation, on an approved leave of absence (including an approved leave of absence with a legal or contractual right to reinstatement, military leave, maternity leave, or leave under the Family and Medical Leave Act of 1993) or absent due to vacation, disability, illness or other similar circumstance, except that a person who is absent due to, and who is on, long-term disability shall not be deemed to be an “Employee” hereunder where such person is unable to perform the essential functions of his or her job, with or without reasonable accommodation (or otherwise consistent with applicable Legal Requirements). A preliminary list of Employees, as of January 31, 2006, is set forth in Schedule 1.1.

“For Cause” shall mean (1) the commission by the Transferred Employee of a criminal or other act that causes or is reasonably likely to cause economic damage to Buyer or injury to the business reputation of Buyer, (2) the commission by the Transferred Employee of an act of fraud, theft or financial dishonesty in the performance of the Transferred Employee’s duties, (3) the continuing failure or continuing refusal of the Transferred Employee to satisfactorily perform the duties of the Transferred Employee to Buyer, (4) the disregard or violation by the Transferred Employee of the legal rights of any employees of the Buyer or of the Buyer’s written policies regarding harassment or discrimination, or (5) any other conduct materially detrimental to the Buyer’s business.

“Former Employee” shall mean a person who was formerly employed by Seller, a former owner of the Business, or an Affiliate of either, whose responsibilities pertained primarily to the Business and who is not an Employee on the Closing Date.

“Liabilities” shall mean any direct or indirect liability (whether absolute, accrued or unaccrued, fixed or unfixed, choate or inchoate, secured or unsecured, liquidated or unliquidated, matured or unmatured, known or unknown, contingent or otherwise), indebtedness, obligation, expense, claim, charge, cause of action, deficiency, guarantee or endorsement of or by a party, including those arising under any applicable law or action, under any award of any court, administrative agency, tribunal or arbitrator, and under any contract or undertaking.

“New England FAS 106 Reports” shall mean “The Southern Union Company Postretirement Medical and Death Benefits for ProvEnergy Employees Application of Statement of Financial Accounting Standards Nos. 106 and 132 to the Fiscal Year Ending December 31, 2005” and “The Southern Union Company Postretirement Medical, Dental and Death Benefits for Valley Resources Employees Application of Statement of Financial Accounting Standards

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Nos. 106 and 132(R) to the Fiscal Year Ending December 31, 2005,” draft copies of which Seller has provided to Buyer.

“Transferred Employee” shall mean an Employee who accepts Buyer’s offer of employment pursuant to Section 2.3 and commences employment with Buyer or its Affiliate.

Section 1.2 Terms Defined Elsewhere. For purposes of this Agreement (including Schedules to this Agreement), the following terms have the meanings set forth in the sections indicated.

Term     Section

Absent Employee……………………………………2.3(a)
Absent Employee’s Start Date…  …………………2.3(a)
Agreement  Preamble
Buyer  Preamble
Buyer’s 401(k) Plan 3.2
New England VEBAs………………  …………….. 4.6
Sale Agreement ………………………......…. Preamble
Seller Preamble
Seller’s 401(k) Plan 3.2
Seller’s Flex Plan…………………………..……….. 4.5
Seller’s Pension Plans 3.1
Severance Benefits ………………………………… 2.4(b)
WARN Act…………………………………………. 7.3(a)

ARTICLE II
EMPLOYEES

Section 2.1 Employee List. Not later than five (5) business days following the execution of the Sale Agreement, Seller shall provide to Buyer an updated list, as of the date of the Sale Agreement, of Employees originally provided to Buyer in Schedule 1.1, which shall consist not only of the names, but also (to the extent permitted by applicable Legal Requirements) job titles, job locations, Base Compensation, employment status (e.g., active, inactive, on leave), date of hire, and union or non-union status, of all Employees. Seller shall provide Buyer with a revised Schedule 1.1, updated as of the Closing Date, within ten (10) days following the Closing Date. Seller agrees that, during the period following the execution of the Sale Agreement and prior to the Closing Date, Seller shall not transfer an employee of Seller or any Affiliate of Seller, whose responsibilities prior to the transfer do not pertain primarily to the Business, to a position where the employee has responsibilities that pertain primarily to the Business.

Section 2.2 Collective Bargaining Agreements. Effective as of the Closing Date, Buyer shall assume and agree to perform all obligations of Seller and/or New England Gas

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Company under the Collective Bargaining Agreements, and the Collective Bargaining Agreements shall thereafter be binding on Buyer.

Section 2.3 Offers of Employment to Employees

(a) At least thirty (30) days prior to the anticipated Closing Date, Buyer shall offer employment to all Employees (including Employees who are not actively at work on the Closing Date because the Employee is on workers’ compensation, on an approved leave of absence (including an approved leave of absence with a legal or contractual right to reinstatement, military leave, maternity leave, or leave under the Family and Medical Leave Act of 1993) or absent due to vacation, disability, illness or other similar circumstance (each, an “Absent Employee”)), effective as of 12:01 a.m. on the Closing Date (except as provided in the following sentence), with at least the same level of Base Compensation as was in effect for each such Employee immediately prior to the Closing Date. The offer to an Absent Employee shall be made for employment effective as of the expiration of the approved leave of absence or the Absent Employee’s other return from workers’ compensation, vacation, disability, illness or other similar circumstance, provided that such offer of employment shall remain open no later than (1) one hundred eighty (180) days following the Closing Date, or (2) such longer period as may be consistent with applicable Legal Requirements (as to each Absent Employee, the “Absent Employee’s Start Date”). An Absent Employee who does not return to work after the expiration of an approved leave of absence or otherwise under the preceding sentence shall not be considered a Transferred Employee hereunder. Notwithstanding the foregoing, Seller and Buyer agree that the Employees listed in Schedule 2.3(a) may have the opportunity to continue employment with Seller; provided that Buyer shall have reasonable access to the Employees listed in Schedule 2.3(a) prior to and after the Closing Date.

(b) Buyer shall notify Seller of the Employees’ responses to Buyer’s offers of employment under this Section 2.3 as soon as administratively feasible after receiving each Employee’s response. Buyer and Seller shall cooperate fully to facilitate the preparation of Buyer’s offers of employment and such offers shall include the language set forth in Schedule 2.3(b) or similar language reasonably acceptable to Buyer and Seller.

Section 2.4 Employment of Transferred Employees

(a) Buyer shall employ, as of 12:01 a.m. on the Closing Date, all of the Employees who accept Buyer’s offer of employment, except that each Absent Employee shall be deemed employed by Buyer as of 12:01 a.m. on the Absent Employee’s Start Date.

(b) In the event that (1) on the Closing Date or during the Continuation Period, the employment of a Transferred Employee (other than a Transferred Employee covered by a collective bargaining agreement) is terminated by the Buyer or an Affiliate of Buyer, other than For Cause, or (2) during the Continuation Period, Buyer fails to provide a Transferred Employee (other than a Transferred Employee covered by a collective bargaining agreement) with at least the same level of Base Compensation as was in effect immediately prior to the Closing Date, then Buyer shall be responsible for and shall pay to such Transferred Employee, in a lump sum payment, not later than sixty (60) days following the date of the Transferred Employee’s

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termination of employment, the following severance benefit (the “Severance Benefits”): two weeks of the Employee’s Base Compensation at termination of employment for each full or partial year of service, measured from the Transferred Employee’s date of hire reflected in Schedule 1.1, not to exceed fifty-two (52) weeks of such Base Compensation; provided, however, that in no event shall such Severance Benefit be less than six (6) weeks of such Base Compensation. The costs incurred, directly or indirectly, in connection with the termination of employment of any Transferred Employee on or after the Closing Date shall be borne exclusively by Buyer. Buyer’s obligation to provide the Severance Benefits shall be subject to the Transferred Employee executing a release of all claims against the Buyer and its Affiliates, and the Seller and its Affiliates, in a form reasonably satisfactory to Buyer.

Section 2.5 Prior Service Credit. On and after the Closing Date, for each Transferred Employee not covered by a Collective Bargaining Agreement and, to the extent consistent with Section 2.2, each Transferred Employee covered by a Collective Bargaining Agreement, Buyer and its Affiliates shall recognize service for Seller, a former owner of the Business, or an Affiliate of either, prior to the Closing Date, for all employee benefit and employment-related purposes, other than for purposes of defined benefit plans and post-retirement health, dental and life insurance benefits (except as required by Section 3.1 or Section 4.6).

Section 2.6 Vacation. Buyer shall permit each Transferred Employee to carry forward (to the same extent allowed to be carried forward by Seller) and to receive paid time off for all vacation days (including sick days and personal days) accrued prior to the Closing Date. As soon as administratively feasible following execution of the Sale Agreement, Seller shall provide to Buyer a list reflecting the paid time off balances standing to the credit of each Transferred Employee as of the date of the Sale Agreement. Seller shall provide Buyer with a revised list, updated as of the Closing Date, within ten (10) days following the Closing Date.

ARTICLE III
PENSION, 401(k) AND NONQUALIFIED PLANS

Section 3.1 Pension Plans. Seller has no defined benefit plans that cover the Employees and that are intended to be qualified plans other than the Southern Union Company ProvEnergy Pension Plan for Non-Bargaining Unit Employees, the Southern Union Company ProvEnergy Pension Plan for Bargaining Unit Employees, the Southern Union Company Valley Resources Employees’ Retirement Plan and the Southern Union Company Valley Resources Employees’ Pension Plan (collectively, “Seller’s Pension Plans”). Effective as of the Closing Date, Buyer shall assume sponsorship of, and all assets (held in trust), liabilities and obligations under, Seller’s Pension Plans, including liability for any contributions due on or after the Closing Date. Seller and Buyer shall take all action necessary and appropriate to establish Buyer, effective as of the Closing Date, as successor to Seller as to all rights, assets (held in trust), duties, liabilities and obligations under or with respect to Seller’s Pension Plans. Buyer shall be responsible for the preparation and filing of any annual reports relating to plan years that include the Closing Date; provided, however, that Seller shall furnish Buyer with such information concerning Seller’s Pension Plans as is necessary to prepare such forms.

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Section 3.2 401(k) Plans. Seller has no defined contribution plan that covers the Employees and that is intended to be a qualified plan other than the Southern Union Savings Plan, which includes a qualified cash or deferred arrangement under IRC Section 401(k) (“Seller’s 401(k) Plan”). As of the Closing Date, Seller shall vest the Transferred Employees in their account balances under Seller’s 401(k) Plan. If the Transferred Employees will be eligible to participate in a defined contribution plan maintained by Buyer ("Buyer’s 401(k) Plan"), immediately following the Closing Date, Buyer shall take all actions necessary to ensure that Buyer’s 401(k) Plan accepts from any Transferred Employee a rollover or direct rollover of all of his or her account balance under Seller’s 401(k) Plan, including his or her loan balances and related loan documentation; provided that a Transferred Employee shall only be permitted to roll over his or her loan balances and related loan documentation if the Transferred Employee makes a rollover or direct rollover of all of his or her account balance under Seller’s 401(k) Plan. If the Transferred Employees will be eligible to participate in Buyer’s 401(k) Plan, the trustee or recordkeeper of Seller’s 401(k) Plan shall transfer to the trustee or recordkeeper of Buyer’s 401(k) Plan any loan documentation for loans to be rolled over or transferred to Buyer’s 401(k) Plan.  The Transferred Employees shall not be required to roll over, or otherwise transfer, their account balances under Seller’s 401(k) Plan to Buyer’s 401(k) Plan.

Section 3.3 Nonqualified Deferred Compensation Plans and Individual Deferred Compensation and Other Arrangements. Except as provided in Section 4.6, Buyer shall assume no liability or responsibility, and the Seller shall retain all liabilities and responsibilities, with respect to (a) the Southern Union Company Supplemental Deferred Compensation Plan, which is a nonqualified deferred compensation plan maintained by Seller, (b) the five (5) nonqualified deferred compensation plans listed in Item 1 of Schedule 3.3, and (c) the three (3) individual deferred compensation and other arrangements listed in Item 2 of Schedule 3.3. Under the Sale Agreement, “Excluded Assets” include the assets held in the three rabbi trusts listed in Item 3 of Schedule 3.3 and other life insurance policies purchased to support obligations under the nonqualified deferred compensation plans and individual deferred compensation and other arrangements described in this Section 3.3.

ARTICLE IV
OTHER BENEFITS

Section 4.1 Welfare Benefit Plans. Coverage of all Transferred Employees under each Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA to which Seller or any Affiliate of Seller is a party or by which any of them is bound, shall cease as of the Closing Date (or in the case of an Absent Employee, on the Absent Employee’s Start Date, unless sooner terminated in accordance with Seller’s policies or the terms of an Employee Plan). To the extent that Buyer or an Affiliate of Buyer offers health insurance benefits to any employees, Buyer agrees to offer health insurance benefits to all Transferred Employees.

Section 4.2 COBRA. Seller shall provide continuation coverage required under COBRA to all eligible Employees and Former Employees and their qualified beneficiaries attributable to a “qualifying event” (as defined in COBRA) that occurs on or prior to the Closing

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Date. After the Closing Date, Buyer shall provide continuation coverage required under COBRA to all eligible Transferred Employees and their qualified beneficiaries attributable to a “qualifying event” (as defined in COBRA) that occurs after the Closing Date.

Section 4.3 Individuals on Long-Term Disability. Any individual who, as of the Closing Date, is eligible for long-term disability benefits shall be covered under Seller’s long-term disability plan. In addition, any Employee who, as of the Closing Date, is absent due to short-term disability, who does not become a Transferred Employee, and who becomes eligible for long-term disability benefits under Seller’s long-term disability plan after the Closing Date shall be covered under Seller’s long-term disability plan.

Section 4.4 Workers’ Compensation. The parties agree that workers’ compensation benefits for the Transferred Employees will be handled as provided in this Section 4.4. With respect to occurrences on or after the Closing Date, workers’ compensation benefits shall be subject to Buyer’s workers’ compensation policies, programs and plans, and Buyer shall bear sole financial responsibility with respect to such benefits. With respect to occurrences prior to the Closing Date, workers’ compensation benefits shall be subject to Seller’s workers’ compensation policies, programs and plans, and Seller shall have financial responsibility for all expenses. The expenses referred to in the preceding sentence include all expenses not recoverable under Seller’s insurance (specifically including settlement amounts, third party administrator expenses, and expenses as set forth or defined in applicable Travelers Insurance agreements such as deductible plan charges, retrospective premium adjustments, non-loss responsive premiums and adjustments, miscellaneous charges, tax assessments and surcharges, collection costs and damages, and collateral costs).

Section 4.5 Flexible Spending Accounts. As soon as administratively feasible after the Closing Date, Seller shall transfer to Buyer’s flexible benefits plan, in cash, any health care and dependent care balances standing to the credit of Transferred Employees under the Southern Union Company Flexible Benefit Plan (“Seller’s Flex Plan”) as of the day immediately preceding the Closing Date, and Buyer shall reimburse Transferred Employees for all eligible health and dependent care expenses submitted on or after the Closing Date. As soon as administratively feasible after the Closing Date, Seller shall provide to Buyer a list of those Transferred Employees who have participated in the health or dependent care reimbursement accounts under Seller’s Flex Plan, together with their elections made prior to the Closing Date with respect to such accounts, and balances standing to their credit as of the day immediately prior to the Closing Date.

Section 4.6 Post-Retirement Benefit Plans. Effective as of the Closing Date, Buyer shall assume and be responsible for all liabilities and obligations of Seller and/or New England Gas Company to provide post-retirement health, dental and life insurance benefits described in and/or valued under the New England FAS 106 Reports, whether such benefits are currently being paid or are to be paid in the future to any Employee or Former Employee, including (a) post-retirement life insurance benefits under the agreement listed in Item 2.a of Schedule 3.3, and (b) other post-retirement health, dental and life insurance benefits for eligible individuals and their beneficiaries covered under the plans and arrangements described in Section 3.3. Seller and Buyer shall take all action necessary and appropriate to establish Buyer, effective as of the

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Closing Date, as successor to Seller as to all rights, assets (held in trust), duties, liabilities and obligations under or with respect to the “New England VEBAs,” as defined in the following sentence. The “New England VEBAs” are (1) the Southern Union Company ProvEnergy Non-Bargaining VEBA, (2) the Southern Union Company ProvEnergy Bargaining VEBA, and (3) the Valley Gas Company Employee Benefit Trust (under which separate accounts are maintained for union and non-union benefits). Seller and Buyer shall take all action necessary and appropriate to have the New England VEBAs make reimbursements for claims incurred prior to the Closing Date. Seller shall retain all liabilities and responsibilities for the post-retirement health, dental and life insurance benefits that are not described in and/or valued under the New England FAS 106 Reports, specifically (a) the post-retirement dental insurance benefit under the agreement listed in Item 2.a of Schedule 3.3, and (b) the post-retirement health, dental and vision insurance benefits for the individual and his spouse under the agreement listed in Item 2.c of Schedule 3.3.
ARTICLE V
LIABILITIES

Except as otherwise provided in this Agreement, Buyer, for itself and its Affiliates, assumes and agrees to pay, perform, fulfill and discharge when due all Liabilities, including litigation costs, with respect to a Transferred Employee or a dependent or beneficiary of a Transferred Employee relating to, arising out of or resulting from employment in connection with the Business prior to, on or after the Closing Date. Except as otherwise provided in this Agreement, Seller retains and shall pay, perform, fulfill and discharge all Liabilities with respect to Former Employees and Employees who are not Transferred Employees.

ARTICLE VI
RECORDS AND INFORMATION

Section 6.1 Records. On or soon after the Closing Date, Seller shall deliver to Buyer, to the extent permitted by applicable Legal Requirements, all personnel files and records in its possession relating to the Transferred Employees, including active contracts, litigation files, annual reviews, grievances and any other information that is part of the personnel file of a Transferred Employee. Prior to the Closing Date, subject to applicable Legal Requirements, Seller shall provide Buyer with reasonable access to information and records in its possession relating to the Transferred Employees. Subject to applicable Legal Requirements, from and after the Closing Date, all such files and records shall be the property of Buyer, provided, that Seller may copy such files and records prior to transferring them to Buyer.

Section 6.2 Access to Information. From and after the Closing Date, Buyer shall afford to Seller reasonable and timely access and duplicating rights, during normal business hours and upon reasonable advance notice, to the personnel files and records in the possession or control of Buyer, insofar as such access is reasonably required for a reasonable business purpose, subject to applicable Legal Requirements. Without limiting the foregoing, information may be requested under this Section 6.2 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

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Section 6.3 Confidentiality. Buyer and its Affiliates shall preserve the confidentiality, in accordance with all applicable Legal Requirements, of all information contained in the personnel files and records obtained from Seller pursuant to this Agreement.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1 Cooperative Actions. Seller and Buyer shall cooperate with each other in carrying out, implementing and defending the terms of this Agreement, including cooperating with each other with respect to any claims or litigation challenging any of the terms of this Agreement. Seller and Buyer agree to good faith mutual cooperation in any investigation, inquiry or litigation which jointly involves them or in which a party makes a reasonable request for cooperation. Each party will make its employees available on a reasonable basis to give testimony and assistance in connection with any lawsuit, dispute, investigation or proceeding involving the other party; provided, however, that such other party shall pay for all out-of-pocket costs incurred in connection with providing such testimony and assistance. Except as otherwise provided in this Agreement, each party will pay all costs and expenses of its performance of and compliance with this Agreement.

Section 7.2 Parties in Interest. No provision of this Agreement shall confer upon any person, other than the parties hereto, their Affiliates, successors and permitted assigns, any rights or remedies hereunder, including any rights or remedies with respect to the employment, compensation, benefits or other terms and conditions of employment of any person.

Section 7.3 WARN Act.

(a) On or before the Closing Date, Seller shall provide a list of the name and site of employment of any and all employees of Seller who have experienced, or who will experience, an employment loss or layoff (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff (the “WARN Act”)) within ninety (90) days prior to the Closing Date. Seller shall update this list up to and including the Closing Date.

(b) For a period of ninety (90) days after the Closing Date, Buyer shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Buyer which, if aggregated with any such conduct on the part of Seller prior to the Closing Date, would trigger the WARN Act.

Section 7.4 Satisfaction of Liabilities by Affiliate. Obligations of Buyer hereunder may be satisfied by an Affiliate of Buyer.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

SOUTHERN UNION COMPANY

By: /s/ Julie H. Edwards_______________
Name: Julie H. Edwards
Title: Senior Vice President & Chief
Financial Officer

NATIONAL GRID USA

By: /s/ John G. Cochrane_______________
Name: John G. Cochrane
Title: Executive Vice President, Treasurer
and Chief Financial Officer

[Signature page to Employee Agreement between
Southern Union Company and National Grid USA]